                                   EXHIBIT 2.3

      PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST FILED WITH THE COMMISSION. ASTERISKS (*) IDENTIFY WHERE SUCH CONFIDENTIAL INFORMATION HAS BEEN OMITTED. THE OMITTED PORTIONS HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.







                            STOCK PURCHASE AGREEMENT

                          DATED AS OF JANUARY 17, 1996

                                  BY AND AMONG

                             TALEGEN HOLDINGS, INC.,

                        AFFILIATED MANAGERS GROUP, INC.,

                          FIRST QUADRANT HOLDINGS, INC.

                    CERTAIN MANAGERS OF FIRST QUADRANT CORP.

                                       AND

                    THE MANAGEMENT CORPORATIONS NAMED HEREIN

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
ARTICLE I - DEFINITIONS......................................................2
      Section 1.1 Definitions................................................2

ARTICLE II - PURCHASE OF SHARES.............................................11
      Section 2.1 Purchase of Shares........................................11
      Section 2.2 Purchase Price and Related Adjustments....................11

ARTICLE III - THE CLOSING...................................................13
      Section 3.1 Closing...................................................13
      Section 3.2 Deliveries by the Parties; Payment of Purchase Price......13
      Section 3.3 Further Assurances........................................17
      Section 3.4 Transfer Taxes............................................17

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SELLER.......................17
      Section 4.1 Organization of the Company and Related Matters...........17
      Section 4.2 Organization of the Subsidiary and Related Matters........18
      Section 4.3 Organization of Seller and Related Matters................18
      Section 4.4 Organization of Partnership and Related Matters...........19
      Section 4.5 Non-Contravention.........................................19
      Section 4.6 Stock Ownership...........................................20
      Section 4.7 Regulatory Documents......................................20
      Section 4.8 Financial Statements......................................21
      Section 4.9 Ineligible Persons........................................22
      Section 4.10 No Other Broker..........................................22
      Section 4.11 Legal Proceedings........................................22
      Section 4.12 Permits; Compliance with Applicable Law..................23
      Section 4.13 Assets...................................................24
      Section 4.14 Assets Under Management..................................25
      Section 4.15 Employment Arrangements..................................25
      Section 4.16 Employee Benefit Plans; ERISA............................26
      Section 4.17 Taxes....................................................27
      Section 4.18 Contracts................................................28
      Section 4.19 No Material Adverse Change...............................28
      Section 4.20 Broker Dealer............................................30
      Section 4.21 Insurance Policies.......................................30
      Section 4.22 Disclosure...............................................30

ARTICLE V - REPRESENTATIONS AND WARRANTEES OF BUYER AND AMG.................30
      Section 5.1 Organization and Related Matters..........................30
      Section 5.2 Authority; No Violation...................................31
      Section 5.3 Consents and Approvals....................................31
      Section 5.4 Legal Proceedings.........................................32
      Section 5.5 Investment Intent of Buyer................................32


                                       (i)

                                                                          Page
                                                                          ----
      Section 5.6 Ineligible Persons........................................32
      Section 5.7 No Broker.................................................32

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF EACH MANAGER
      AND EACH MANAGEMENT CORPORATION.......................................32
      Section 6.1 Individual Power and Authority............................33
      Section 6.2 Corporate Organization and Authority......................33
      Section 6.3 Non-Contravention.........................................33
      Section 6.4 Consents and Approvals....................................34
      Section 6.5 Capitalization............................................34
      Section 6.6 Litigation and Compliance with Laws.......................34
      Section 6.7 Brokerage.................................................36
      Section 6.8 Investment Advisory Representation........................36
      Section 6.9 Good Health...............................................36
      Section 6.10 Assets Under Management..................................36
      Section 6.11 Employment Arrangements..................................36
      Section 6.12 Ordinary Course of Business..............................37

ARTICLE VII - COVENANTS.....................................................37
      Section 7.1 Seller Matters............................................37
      Section 7.2 Conduct of Business Prior to Closing......................37
      Section 7.3 Client Consents...........................................39
      Section 7.4 Confidentiality and Announcements.........................40
      Section 7.5 Expenses..................................................41
      Section 7.6 Covenants with Respect to Agreement.......................41
      Section 7.7 Access; Certain Communications............................41
      Section 7.8 Regulatory Matters; Third Party Consents..................42
      Section 7.9 Releases..................................................43
      Section 7.10 Notification of Certain Matters..........................44
      Section 7.11 Maintenance of Records...................................44
      Section 7.12 Employees and Employee Plans.............................44

ARTICLE VIII - CONDITIONS TO CLOSING........................................48
      Section 8.1 Conditions to Buyer's Obligations.........................48
      Section 8.2 Conditions to Seller's Obligations........................52
      Section 8.3 Mutual Conditions.........................................52

ARTICLE IX - SURVIVAL; INDEMNIFICATION......................................54
      Section 9.1 Survival..................................................54
      Section 9.2 Indemnification by Seller.................................55
      Section 9.3 Indemnification by Buyer and AMG..........................56
      Section 9.4 Indemnification by Management Corporations................56
      Section 9.5 Notice and Opportunity to Defend..........................56


                                      (ii)

                                                                            Page
                                                                            ----
      Section 9.6 Basket......................................................57

ARTICLE X - TERMINATION.......................................................58
    Section 10.1  Termination.................................................58
    Section 10.2  Obligations Upon Termination................................59

ARTICLE XI - TAX COOPERATION AND INDEMNIFICATION..............................59
    Section 11.1  Tax Cooperation.............................................59
    Section 11.2  Tax Records.................................................60
    Section 11.3  Liability of Seller.........................................60
    Section 11.4  Liability of Buyer and Others...............................61
    Section 11.5  Apportionment of Taxes; Transfer Taxes......................62
    Section 11.6  Payment and Survival of Tax Claims..........................62
    Section 11.7  Election under Sections 338(g) and 338(h)(10) of the Code...62
    Section 11.8  Tax Dispute Resolution Mechanism............................63

ARTICLE XII - MISCELLANEOUS...................................................63
    Section 12.1  Amendment...................................................63
    Section 12.2  Entire Agreement............................................64
    Section 12.3  Interpretation..............................................64
    Section 12.4  Severability................................................64
    Section 12.5  Notices.....................................................64
    Section 12.6  Binding Effect; Persons Benefiting; No Assignment...........65
    Section 12.7  Counterparts................................................66
    Section 12.8  No Prejudice................................................66
    Section 12.9  Governing Law...............................................66
    Section 12.10 Specific Performance........................................66


                                      (iii)

                                LIST OF EXHIBITS


Exhibit 1.1(a)      -    Form of Asset Transfer Agreement
Exhibit 1.1(b)      -    Form of Interim Partnership Agreement
Exhibit 3.2(d)      -    Form of Restated Partnership Agreement
Exhibit 4.4(a)      -    Initial Partnership Agreement
Exhibit 7.3         -    Form of Client Notice
Exhibit 8.1(f)      -    Form of Non Solicitation Agreement
Exhibit 8.1(h)(i)   -    Form of U.K. Partnership Agreement
Exhibit 8.1(h)(ii)  -    Form of Stock Contribution Agreement
Exhibit 8.1(j)      -    Form of Representation Certificate


                                      (iv)

                                LIST OF SCHEDULES


Schedule 1.1(a)     -   Company Employees (and Former Employees)
Schedule 1.1(b)     -   Persons Not Company Employees
Schedule 1.1(c)     -   Investment Advisory Agreements
Schedule 4.1        -   Officers and Directors of the Company and its Subsidiary
Schedule 4.2(b)     -   Partnerships and Joint Ventures
Schedule 4.5(b)     -   Consents
Schedule 4.7        -   Regulatory Documents
Schedule 4.8(a)     -   Company Financial Statements
Schedule 4.8(b)     -   Pro-Forma Financial Statements
Schedule 4.8(c)     -   Material Liabilities and Indebtedness
Schedule 4.8(d)     -   Accounts Receivable
Schedule 4.11       -   Legal Proceedings
Schedule 4.12(a)    -   Permits
Schedule 4.12(c)    -   Government Proceedings
Schedule 4.13(a)    -   Real Property Leases
Schedule 4.13(b)    -   Assets
Schedule 4.13(c)    -   Intellectual Property
Schedule 4.14       -   Assets Under Management
Schedule 4.15       -   Employment Arrangements
Schedule 4.16(a)    -   ERISA Matters
Schedule 4.17(a)    -   Tax Matters
Schedule 4.17(g)    -   Assets and Tax Basis
Schedule 4.18       -   Contracts
Schedule 4.19       -   Material Adverse Changes
Schedule 4.21       -   Insurance
Schedule 6.6        -   Government Proceedings
Schedule 6.8        -   Investment Advice
Schedule 8.1(f)(i)  -   Managers
Schedule 8.1(f)(ii) -   U.K. Managers
Schedule 8.1(h)     -   U.K. Partnership Capitalization
Schedule 8.3(a)     -   Annual Advisory Fees


                                       (v)

                            STOCK PURCHASE AGREEMENT


      STOCK PURCHASE AGREEMENT, dated as of January 17, 1996, by and among Talegen Holdings, Inc., a Delaware corporation ("Seller"), Affiliated Managers Group, Inc., a Delaware corporation ("AMG"), First Quadrant Holdings, Inc., a Delaware corporation ("Buyer"), R. D. Arnott Corp., a California corporation ("Arnott Corporation"), Culonbois Corporation, a California corporation ("Culonbois"), Luck Monster Corporation, a California corporation ("Luck Corporation"), AYPWIP Corporation, a California corporation ("AYPWIP"), R.M. Darnell Corporation, a California corporation ("Darnell Corporation"), T.S. Meckel Ruhestands Corporation, a Massachusetts corporation ("Meckel Corporation"), Lovell, Inc., a New Jersey corporation ("Lovell Inc." and, together with Arnott Corporation, Culonbois, Luck Corporation, AYPWIP, Darnell Corporation, Meckel Corporation, the "Management Corporations" and each, individually, a "Management Corporation"), Mr. Robert D. Arnott ("Arnott"), Curt
J. Ketterer ("Ketterer"), Christopher G. Luck ("Luck"), David J. Leinweber ("Leinweber"), R. Max Darnell ("Darnell"), Timothy S. Meckel ("Meckel"), Robert
M. Lovell, Jr. ("Lovell"), William A.R. Goodsall ("Goodsall") and Robert Brown ("Brown"). Messrs. Arnott, Ketterer, Luck, Leinweber, Darnell, Meckel, Lovell, Goodsall and Brown are each referred to herein individually as a "Manager" and collectively as the "Managers".

                                    RECITALS

      WHEREAS, Seller is the owner of the Shares (as hereinafter defined) of First Quadrant Corp., a New Jersey corporation (the "Company"), which Shares constitute all of the issued and outstanding shares of the Company's capital stock;

      WHEREAS, Buyer desires to purchase the Shares of the Company from Seller in accordance with and subject to the terms and conditions set forth herein;

      WHEREAS, Seller desires to sell the Shares to Buyer in accordance with and subject to the terms and conditions set forth herein;

      WHEREAS, the Company is the sole general partner of the Partnership;

      WHEREAS, in connection with Buyer's purchase of the Shares of the Company from Seller, the Partnership's Interim Partnership Agreement (as such term is defined in Section 1.1 hereof) shall be amended and restated in the form attached hereto as Exhibit 3.2(d) (the "Restated Partnership Agreement") and in connection therewith, the Management Corporations and certain of the Managers (as set forth therein) shall be issued certain Partnership Points and Options (as such terms are defined in Article I hereof);

      WHEREAS, it is a condition precedent to the obligations of Buyer hereunder that, prior to the Asset Transfer (as such term is defined in Section 1.1 hereof), the Company and each of the Management Corporations and certain of the Managers (as set forth therein) have entered into the Interim Partnership Agreement (as such term is defined in Section 1.1 hereof);

      WHEREAS, it is a condition precedent to the obligations of Buyer hereunder, that, one (1) full business day prior to the closing of the transactions contemplated hereby, the Company will contribute all its assets involved in its investment management business and all its working capital to the Partnership, as more fully described below, in exchange for Partnership Points and a Capital Account therein, all pursuant to the Asset Transfer Agreement in the form attached hereto as Exhibit 1.1(a) (the "Asset Transfer Agreement") and the agreements and documents which are attached as exhibits and schedules thereto;

      WHEREAS, it is a condition precedent to the obligations of Buyer hereunder, that the Company, the Management Corporations and certain of the Managers (as set forth therein) enter into the U.K. Partnership Agreement (as hereinafter defined) and, in connection therewith, the Company contribute all the capital stock of its Subsidiary to the U.K Partnership (as such terms are hereinafter defined) and, in connection therewith the Company, the Management Corporations and certain of the Managers (as set forth therein) will be issued certain U.K. Partnership Points (as hereinafter defined); and

      WHEREAS, the parties hereto have agreed to make certain representations, warranties and covenants as set forth herein.

      NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties agree as follows:


                             ARTICLE I - DEFINITIONS

      Section 1.1 Definitions. For all purposes of this Agreement and the Schedules hereto, the following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

      "Advisers Act" means the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

      "Affiliate" means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with such Person (the term "control," for purposes of this definition, meaning the power to (a) direct or cause the direction of the management or policies of the controlled Person or (b) vote twenty-five percent (25%) or more of the outstanding voting securities of such Person); provided, however, that Managers and Management Corporations shall not be deemed to be Affiliates of Seller, the Company, its Subsidiary, the Partnership or Buyer or AMG.

      "Agreement" means this Stock Purchase Agreement, as it may hereafter be amended.

      "AMG" means Affiliated Managers Group, Inc., a Delaware corporation.

      "Am Re Documents" has the meaning set forth in Section 7.9 hereof.

      "Annualized Advisory Fee" shall mean the amounts set forth opposite each fee arrangement on Schedule 8.3(a) hereto under the heading "Annualized Advisory Fees".

      "Applicable Law" means any domestic or foreign, federal, state or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guideline or other requirement applicable to (as the context may require) Seller, the Company, the Partnership, Buyer or any of their respective Affiliates, properties, assets, businesses, officers, directors, employees or agents.

      "Asserted Liability" has the meaning set forth in Section 9.5(a) hereof.

      "Asset Transfer" means the consummation of the transactions to be effected pursuant to the Asset Transfer Agreement, as set forth in Section 8.1(e) hereof.

      "Asset Transfer Agreement" means that certain Agreement for the Transfer of the Assets and Liabilities of First Quadrant Corp., a form of which is attached hereto as Exhibit 1.1(a).

      "Base Fees" has the meaning set forth in Section 8.3(a) hereof.

      "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in Seattle, Washington or New York, New York are not required or authorized to close for regular banking business.

      "Buyer" means First Quadrant Holdings, Inc., a Delaware corporation.

      "Buyer Material Adverse Effect" means a material adverse effect on the business, assets, financial condition, results of operations or (solely with reference to the existing business of Buyer) financial prospects of Buyer, or on the ability of Buyer to complete the transactions contemplated hereby.

      "Capital Account" has the meaning specified in the Restated Partnership Agreement.

      "Claims Notice" has the meaning set forth in Section 9.5(a) hereof.

      "Closing" means the completion of the transactions contemplated by Section
3.1 of this Agreement.

      "Closing Date" has the meaning set forth in Section 3.1 hereof.

      "Code" means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

      "Code of Ethics" shall mean the Code of Ethics to be adopted by the Partnership.

      "Company" shall mean First Quadrant Corp., a New Jersey corporation.

      "Company Clients" shall mean those clients of the Company and its Subsidiary for which they provide investment advisory services.

      "Company Employees" shall mean those current or former employees of the Company or its Subsidiary who are set forth on Schedule 1.1(a) and who, at the time of the Closing, are:

            (1) actively employed by the Company or its Subsidiary, including those who are absent from employment due to illness, injury, military service, or other authorized absence (including those who are "disabled" within the meaning of either the short-term or the long-term disability plan currently applicable to the Company (collectively, the "Disability Plan");

            (2) former employees of the Company or its Subsidiary who, on the Closing Date, are receiving long-term disability benefits under the Disability Plan; and

            (3) former employees of the Company or its Subsidiary who have previously satisfied the requirements for retiree medical and/or life insurance coverage under any of the arrangements disclosed pursuant to Section 4.16(a);

but (i) other former employees of the Company or its Subsidiary, (ii) employees otherwise not actively employed by the Company or its Subsidiary (other than as specifically included above), and (iii) those employees of the Company or its Subsidiary whose names are set forth on Schedule 1.1(b) are not Company Employees.

      "Company Financial Statements" has the meaning specified in Section 4.8(a) hereof.

      "Company Material Adverse Effect" means a material adverse effect on the business, assets, financial condition, results of operations or (solely with reference to the existing business of the Company and its Subsidiary) financial prospects of the Company and its Subsidiary, taken as a whole.

      "Confidentiality Agreement" means that certain letter agreement dated December 15, 1994, between Seller and TA Associates, Inc., to which AMG joined as a party on October 4, 1995, with respect to the confidentiality of information with respect to the Company, Seller and their respective Affiliates and other related Persons, provided by Seller or the Company to Buyer, as it may have been or may hereafter be amended from time to time.

      "Consent" has the meaning specified in Section 8.3(a) hereof.

      "Contracts" means any Investment Advisory Agreements to which the Company or its Subsidiary is a party and any lease, license or other agreement to which the Company or its Subsidiary is a party, and all rights and interests of the Company or its Subsidiary arising thereunder or in connection therewith.

      "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act (6 Del. C. Section 7-101, et. seq.) as it may be amended from time to time, and any successor to such act.

      "Designated Cash Amount" means the sum of (i) Three Million Four Hundred Thirty-One Thousand Dollars ($3,431,000).

      "Designated Receivables Amount" means the sum of Nine Million Three Hundred Thousand Dollars ($9,300,000).

      "Disability Plan" means The LTD Income Protection Plan of Talegen Holdings, Inc.

      "Effective Time" has the meaning specified in the Asset Transfer
Agreement.

      "Employee Stockholder" has the meaning specified in the Restated Partnership Agreement.

      "Employment Arrangement" has the meaning set forth in Section 4.15 hereof.

      "Encumbrance" means any lien, pledge, security interest, claim, charge, easement, limitation, commitment, encroachment, restriction or encumbrance of any kind or nature whatsoever.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

      "Exchange Act" means the Securities Exchange Act of 1934, as the same may be amended from time to time, and any successor to such act.

      "Fee Arrangement Value" has the meaning specified in Section 8.3(a) hereof.

      "Financial Statements" has the meaning set forth in Section 4.8(b) hereof.

      "First Quadrant Insurance" means those assets and liabilities of the Company which were transferred to American Re Asset Management, Inc. pursuant to that certain Asset Purchase Agreement dated as of August 11, 1995, by and between First Quadrant Corp. and American Re Asset Management, Inc. and the businesses associated with such assets and liabilities.

      "Former Employees" means former employees of the Company or its Subsidiary who are not Company Employees.

      "GAAP" means generally accepted accounting principles as used in the United States of America as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

      "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC or any other government authority, agency, department, board, commission or instrumentality of the United States, any foreign government, any State of the United States or any political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any governmental or nongovernmental self-regulatory organization, agency or authority (including the National Association of Securities Dealers, Inc., the Commodity Futures Trading Commission, the National Futures Association and
IMRO).

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

      "IMRO" means the United Kingdom Investment Management Regulatory Organization Ltd., or any successor or similar organization.

      "IMRO Rules" means the rules promulgated by IMRO as amended from time to time.

      "Incentive Compensation Plan" means that certain First Quadrant Corp. Incentive Compensation Plan (As Amended and Restated As of January 1, 1990).

      "Indebtedness" means all obligations (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) to pay the deferred purchase price of property or services (other than accrued expenses arising in the ordinary course of business), (iv) under leases that would, in accordance with GAAP, appear on the balance sheet of the lessee as liabilities,
(v) secured by a lien except for minor imperfections of title or insignificant liens which do not, in the aggregate, detract from the value of any assets, or interfere with the present or proposed uses thereof or the business of the Company (or, following the Asset Transfer, the Partnership) or any Subsidiary thereof, (vi) in respect of letters of credit, or bankers acceptances, contingent or otherwise, or (vii) in respect of any guaranty or endorsement or other obligations to be liable for the debts of another Person.

      "Indemnifying Party" has the meaning set forth in Section 9.5(a) hereof.

      "Indemnitee" has the meaning set forth in Section 9.5(a) hereof.

      "Independent Accounting Firm" means any "Big Six" accounting firm or its successor, except for the respective independent public accountants of Seller and Buyer or their respective Affiliates or Subsidiaries.

      "Initial Partnership Agreement" means the Partnership's limited partnership agreement as in effect on the date hereof, a copy of which is attached hereto as Exhibit 4.4(a).

      "Intellectual Property" has the meaning set forth in Section 4.13(c) hereof.

      "Interim Financial Statements" has the meaning set forth in Section 7.10(b) hereof.

      "Interim Partnership Agreement" means the Partnership's partnership agreement as amended and restated in the form attached hereto as Exhibit 1.1(b) to admit, as limited partners, each of the Management Corporations and certain of the Managers (as defined therein), which amendment and restatement shall occur prior to the Asset Transfer.

      "Investment Advisory Agreements" means the Contracts set forth in Schedule 1.1(c) and any other contract or agreement whereby the Company or any Subsidiary thereof has agreed to act as an investment adviser or sub-adviser or to manage any investment or trading of another Person and includes investment advisory agreements entered into by the Company or any Subsidiary thereof prior to the Closing Date.

      "IRP" means The Individual Retirement Plan of Talegen Holdings, Inc.

      "IRS" means the Internal Revenue Service.

      "Knowledge" means, with respect to any Person which is other than an individual, the actual knowledge of the executive officers and directors of such Person and its Subsidiaries (provided, however, that (a) with respect to Seller, Knowledge shall mean the actual knowledge of the executive officers and directors of Seller, the Company, its Subsidiary and the Managers and (b) with respect to AMG, Knowledge shall mean the actual knowledge of the executive officers and directors of AMG and Buyer), and with respect to a Person who is an individual, the actual knowledge of such Person.

      "Limited Partner" has the meaning ascribed thereto in the Restated Partnership Agreement.

      "Loss" means any and all claims, losses (including, without limitation, diminution in value), liabilities, costs, penalties, fines and expenses (including attorney's, accountant's, consultant's and expert's fees and expenses), damages, obligations to third parties, expenditures, proceedings, judgments, awards or demands that are imposed upon or otherwise incurred or suffered by the relevant party.

      "Management Corporation" has the meaning ascribed thereto in the preamble hereof.

      "Manager" has the meaning ascribed thereto in the preamble hereof.

      "Material Adverse Effect" means a material adverse effect on the business, assets, financial condition, results of operations or (solely with reference to the existing business of such Person or Persons) financial prospects of such Person or Persons, as the case may be, or on the ability of any of the parties to complete the transactions contemplated hereby.

      "NFA" means the National Futures Association.

      "Non Solicitation Agreement" means one of the Non Solicitation/Non Disclosure Agreements by and among the Company, the Partnership, the U.K. Partnership, each Manager and his Management Corporation (if any) through which a Manager will hold his or her Partnership Interests and U.K. Partnership Interests, in form and substance reasonably acceptable to Buyer and in substance materially consistent with Exhibit 8.1(f)(i) hereto.

      "Option" has the meaning ascribed thereto in the Restated Partnership Agreement.

      "Partnership" means First Quadrant, L.P., a Delaware limited partnership.

      "Partnership Interests" has the meaning ascribed thereto in the Restated Partnership Agreement.

      "Partnership Points" has the meaning ascribed thereto in the Restated Partnership Agreement.

      "Permits" has the meaning specified in Section 4.12(a) hereof.

      "Person" means any individual, corporation, company, partnership (limited or general), joint venture, limited liability company, association, trust or other entity, and any government, governmental department or agency or political subdivision thereof.

      "Pre-Closing Transaction Documents" means all Transaction Documents executed by or on behalf of Seller, the Company, its Subsidiary, the Partnership or the U.K. Partnership, other than the Restated Partnership Agreement, the Non Solicitation Agreements and any other Transaction Documents (other than Transaction Documents executed by Seller) to the extent entered into in connection with the Restated Partnership Agreement or the Non Solicitation Agreements but not to the extent entered into in connection with any of the Pre-Closing Transaction Documents.

      "Pro-Forma Financial Statements" has the meaning specified in Section 4.8(b) hereof.

      "Purchase Price" has the meaning specified in Section 2.2 hereof.

      "Records" means all records and original documents in Seller's, the Company's or its Subsidiary's possession which pertain to or are utilized by the Company or its Subsidiary to administer, reflect, monitor, evidence or record information respecting the business or conduct of the Company or its Subsidiary.

      "Restated Partnership Agreement" means the Partnership's Amended and Restated Limited Partnership Agreement in form and substance reasonably acceptable to Buyer and in substance materially consistent with Exhibit 3.2(d) hereto.

      "Retirement Plan" means the Retirement Plan of Talegen Holdings, Inc.

      "SEC" means the Securities and Exchange Commission.

      "SEC Documents" means all reports and registration statements filed, or required to be filed, by law, by contract or otherwise, by an entity pursuant to the Securities Laws.

      "Securities Laws" means the Securities Act of 1933, as amended (the "Securities Act"); the Exchange Act; the Advisers Act; the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder; foreign securities and investment advisory and/or management laws, rules and regulations; and state "blue sky" laws.

      "Seller" means Talegen Holdings, Inc., a Delaware corporation.

      "Seller Entities" means Seller, the Company, the Partnership, the U.K. Partnership and the Company's Subsidiary.

      "Seller's Welfare Plans" has the meaning set forth in Section 7.12(b)(i) hereof.

      "SERP" means the Supplemental Executive Retirement Plan of Talegen Holdings, Inc.

      "Shares" means 1,000 shares of common stock, par value $1.00 per share, which shares constitute all of the issued and outstanding shares of the Company's capital stock.

      "SIRP" means the Supplemental IRP of Talegen Holdings, Inc.

      "Stock Contribution Agreement" has the meaning specified in Section 8.1(h)(ii) hereof.

      "Subsidiary" means any corporation or other Person more than fifty percent (50%) of the outstanding securities or other interests having voting power of which shall be owned or controlled, directly or indirectly, by such other entity and, when the phrase "its Subsidiary" is used with respect to the Company, it means First Quadrant Limited, a United Kingdom corporation.

      "Tax Dispute Accountants" has the meaning set forth in Section 11.8 hereof.

      "Taxes" shall mean all federal, state, local and foreign taxes, and other tax assessments (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

      "Tax Returns" shall mean all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax returns relating to Taxes; provided that the federal income Tax Return of the Company shall be a pro forma Tax Return, prepared as if the Company constituted a separate affiliate.

      "Tax Sharing Agreement" means that certain Crum and Forster, Inc. Federal Income Tax Allocation Agreement dated as of January 11, 1983, as amended by Amendment No. 1 thereto dated as of April 15, 1992, to which Seller and the Company are parties.

      "Transaction Documents" means this Agreement, the Asset Transfer Agreement (and all the agreements, documents and certificates which are exhibits thereto or included on the schedules thereto), the Stock Contribution Agreement, the Initial Partnership Agreement, the Interim Partnership Agreement, the Restated Partnership Agreement, the U.K. Partnership Agreement, the XFS Indemnification Agreement, the Non Solicitation Agreements and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith.

      "Transfer Tax" has the meaning set forth in Section 11.5(b) hereof.

      "Third-Party Claim" has the meaning specified in Section 9.2 hereof.

      "U.K. Capital Account" has the meaning specified in the U.K. Partnership Agreement.

      "U.K. Partnership" means First Quadrant U.K., L.P., a Delaware limited partnership to be formed by the Company (as its general partner) pursuant to the provisions of Section 8.1(h) hereof.

      "U.K. Partnership Agreement" has the meaning specified in Section 8.1(h) hereof.

      "U.K. Partnership Interests" shall mean "Partnership Interests" as such term is defined in the U.K. Partnership Agreement.

      "U.K. Partnership Points" has the meaning specified in the U.K. Partnership Agreement.

      "Wire Transfer" means a payment in immediately available funds by wire transfer in lawful money of the United States of America to such account or accounts as shall have been designated by notice to the paying party.

      "Xerox Financial Services" means Xerox Financial Services, Inc., a Delaware corporation.

      "XFS Indemnification Agreement" means that certain Indemnification Agreement by and among Xerox Financial Services, the Company, the Buyer and AMG, which is contemplated by Section 8.1(n) hereto.


                         ARTICLE II - PURCHASE OF SHARES

      Section 2.1 Purchase of Shares. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall, at the Closing, sell to Buyer, and Buyer shall (and AMG shall cause Buyer to) purchase from Seller, the Shares for the Purchase Price. The Shares shall be free and clear of any Encumbrances.

      Section 2.2 Purchase Price and Related Adjustments.

            (a) The purchase price for the Shares (the "Purchase Price") shall be **confidential treatment requested** Dollars ($**confidential treatment requested**), subject to increase or decrease as provided in this Section 2.2.

            (b) Notwithstanding anything else set forth herein to the contrary, if, and only if, as of the Closing Date, the Company and its Subsidiary shall have received Consents from Clients whose Investment Advisory Agreements provide for the payment (based on the Fee Arrangement Values of each such Investment Advisory Agreement) of fees constituting less than ninety-five percent (95%) of the Base Fees, then the Purchase Price shall be adjusted as follows: the Purchase Price shall then equal (i) the Purchase Price set forth in Section 2.2(a) above, multiplied by (ii) a fraction, (A) the numerator of which shall be the sum of the Fee Arrangement Values of each Investment Advisory Agreement which has not been terminated at or prior to the Closing, and with respect to which the Client of the Company has given its Consent, and an additional amount equal to 5% of Base Fees, and (B) the denominator of which shall be the Base Fees. The calculation set forth in this Section 2.2(b) shall be done prior to any adjustment or permitted dividend pursuant to Sections 2.2(c) and 2.2(d) below.

            (c) If the Company and its Subsidiary collectively had, at the close of business on December 31, 1995, cash in excess of the Designated Cash Amount, then, notwithstanding the provisions of Section 7.2(viii) hereof, on the Closing Date and immediately prior to the Closing, the Partnership may distribute to the Company and the Company may dividend to Seller, an amount equal to the amount of such excess, in cash. If, however, at the close of business on December 31, 1995, the Company and its Subsidiary collectively had cash which was less than the Designated Cash Amount, then the Purchase Price for the Shares shall be reduced by an amount equal to the amount of such deficiency.

            (d) If the Company and its Subsidiary collectively had, at the close of business on December 31, 1995, receivables in excess of the Designated Receivables Amount, then, provided that the Closing shall have occurred, Buyer shall pay, or cause to be paid by the Partnership or the Company, to Seller, on April 1, 1996, an amount in cash equal to forty and one-half percent (40.5%) of the amount of such excess. If, however, at the close of business on December 31, 1995, the Company and its Subsidiary collectively had receivables which were less than the Designated Receivables Amount, then, provided that the Closing shall have occurred, Seller shall pay to the Company, on April 1, 1996, an amount in cash equal to forty and one-half percent (40.5%) of the amount of such deficiency.

            (e) In order to effectuate the provisions of Sections 2.2(c) and 2.2(d) above, the parties agree as follows:

                  (i) Not less than three (3) Business Days prior to the Closing, Seller shall cause the senior financial officer of the Company to certify to Buyer the amounts of cash and receivables which the Company and its Subsidiary had at the close of business on December 31, 1995, which amounts shall be used as the cash and receivables amounts for purposes of Sections 2.2(c) and 2.2(d) above.

                  (ii) As soon as is reasonably practicable after the Company's receipt thereof, the Company shall provide each of Buyer and Seller with a copy of the Company's audited consolidated balance sheet as of December 31, 1995, accompanied by the audit report of KPMG Peat Marwick LLP. In the event that either Buyer or Seller disagrees with the amount of cash and/or receivables reflected on such balance sheet, then such party shall notify the other within five (5) days after delivery of such balance sheet of the existence of such disagreement and Buyer and Seller shall in good faith attempt to negotiate a settlement to such disagreement. If Buyer and Seller are unable to negotiate a resolution of the disagreement within fifteen (15) days after the delivery of the notice of such disagreement then, within five (5) business days after the expiration of such fifteen (15) day period, each of Buyer and Seller shall designate an accounting firm, which accounting firms shall jointly designate a single Independent Accounting Firm, which Independent Accounting Firm shall perform such procedures as it may deem necessary or desirable to determine the amounts of cash and receivables which the Company and its Subsidiary had at the close of business on December 31, 1995. The costs of the three accounting firms shall be borne one-half (1/2) by Seller and one-half (1/2) by Buyer, unless the amounts of cash and receivables as determined by the Independent Accounting Firm referred to above are not materially (for purposes of this paragraph, the term material shall mean that either cash or receivables is different by an amount equal to or greater than $50,000) different from those reflected on the Company's consolidated balance sheet as of December 31, 1995, in which case, the party which disagreed with such amount shall bear the costs of all three accounting firms.

                  (iii) Within ten (10) business days after (A) if there is no disagreement under clause (ii) above, receipt by Buyer and Seller of the Company's audited consolidated balance sheet as of December 31, 1995, or (B) if there is a disagreement under clause (ii) above, receipt of the calculation of cash and receivables by the Independent Accounting Firm referred to in paragraph (ii) above, either Seller or Buyer shall make any payments required so that the net amounts received pursuant to Sections 2.2(c) and 2.2(d) above together with any such payments are equal to the amounts which the Persons described in such Sections would have received if the cash and receivables amounts in the Company's audited consolidated financial statements (or, if applicable, the amounts determined by the Independent Accounting Firm) had been certified by the Company's senior financial officer prior to the Closing.

                            ARTICLE III - THE CLOSING

      Section 3.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Shares (the "Closing") shall be at 10:00 A.M. at the offices of Goodwin, Procter & Hoar, Exchange Place, Boston, Massachusetts 02109, or at such other location designated by Seller (and agreed by Buyer) on the third Business Day following the date on which all of the conditions set forth in Article VIII (other than the Asset Transfer and those conditions designating instruments, certificates or other documents to be delivered at the Closing) shall have been satisfied or waived, or such other date as Buyer and Seller shall agree upon in writing, and shall be one full Business Day after the Asset Transfer (which itself shall take place after the restatement of the Initial Partnership Agreement into the Interim Partnership Agreement), such date being hereinafter called the "Closing Date."

      Section 3.2 Deliveries by the Parties; Payment of Purchase Price.

            (a) At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer the following:

                  (1) one or more certificates representing all of the Shares duly executed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, with such other documents as may be reasonably required by Buyer to effect a valid transfer of such Shares by Seller, free and clear of any Encumbrance;

                  (2) Records of the Company, its Subsidiary, the Partnership and the U.K. Partnership in the possession of Seller (to the extent such Records are not also located at the offices of the Company or its Subsidiary);

                  (3) a certificate of the Secretary of State of the State of New Jersey as to the good standing of the Company (including tax good standing) dated as of a date not earlier than ten (10) days prior to the Closing Date, together with a copy of the Amended and Restated Certificate of Incorporation, as amended, of the Company, certified by the Secretary of State of the State of New Jersey, and a certificate of the Secretary of State of the State of Delaware as to the good standing of Seller dated as of a date not earlier than ten (10) days prior to the Closing Date, together with a copy of the Certificate of Incorporation, as amended, of Seller, certified by the Secretary of State of the State of Delaware;

                  (4) the By-laws of the Company, certified by the Secretary of the Company as of the Closing Date, and the By-laws of Seller, certified by the Secretary or Assistant Secretary of the Seller as of the Closing Date;

                  (5) certificates of the Secretary of State of the State of Delaware as to the good standing of the Partnership and the U.K. Partnership dated as of a date not earlier than ten (10) days prior to the Closing Date, together with copies of the Certificate of Limited Partnership of the Partnership and of the U.K. Partnership, each certified by the Secretary of State of the State of Delaware;

                  (6) a certificate issued by the appropriate official of each jurisdiction in which the Company (and, on the Closing Date, the Partnership) does business certifying that the Company and the Partnership are in good standing in such state, to the extent applicable, as of a date not earlier than ten (10) days prior to the Closing Date;

                  (7) a certificate of the Registrar of Companies at Cardiff regarding First Quadrant Limited, dated as of a date not earlier than ten (10) days prior to the Closing Date, together with a copy of the charter documents of First Quadrant Limited, certified by an authorized officer;

                  (8) resolutions of the boards of directors (and, if necessary, the shareholders) of Seller and the Company, authorizing the execution and delivery of each of the Pre-Closing Transaction Documents to which such Person is a party and, in the case of the Company, to which the Partnership is a party) and approving all other actions required to be taken or approved in connection with this Agreement and the other Pre-Closing Transaction Documents and the transactions contemplated hereby and thereby, but excluding approval of the Transaction Documents which are not Pre-Closing Transaction Documents and actions required to be taken or approved solely in connection with Transaction Documents which are not Pre-Closing Transaction Documents in each case, certified by the Secretary or Assistant Secretary of the relevant Person;

                  (9) the Asset Transfer Agreement and the Stock Contribution Agreement and all such other documents of transfer and assignment as Buyer may reasonably have requested to effectuate the Asset Transfer and the transfer of the stock of First Quadrant Limited to the U.K. Partnership;

                  (10) true and correct copies of each of the Transaction Documents (other than this Agreement) to which the Seller Entities are parties;

                  (11) a certificate of each of the Secretary or Assistant Secretary of Seller and the Company, certifying that its respective resolutions, charter and by-laws described above are in full force and effect and have not been amended or modified, and that the officers of such corporation are those persons named in the certificate;

                  (12) the releases contemplated by Section 7.9 hereof;

                  (13) an opinion from Skadden, Arps, Slate, Meagher & Flom, counsel to Seller, in form and substance reasonably acceptable to Buyer but including as one of the opinions set forth therein, the opinion included in
Exhibit 3.2(a)(13) hereto;

                  (14) such other certificates and other documents as Buyer, or Goodwin, Procter & Hoar as counsel to Buyer, may reasonably have requested in connection with the transactions contemplated hereby and by the other Transaction Documents.

            (b) At the Closing, the Managers shall deliver, or shall cause to be delivered, to Buyer the following:

                  (1) a certificate issued by the appropriate Secretary of State certifying that each Management Corporation is validly existing and in good standing in such state as of a date not earlier than ten (10) days prior to the Closing Date;

                  (2) a copy of the charter and bylaws of each of the Management Corporations which, in the case of the charter, is certified as of a date not earlier than ten (10) days prior to the Closing Date by the Secretary of State of the relevant state of incorporation;

                  (3) resolutions of the boards of directors (and, if necessary, the shareholders) of each Management Corporation, authorizing the execution and delivery of each of the Transaction Documents to which such Person is a party and approving all other actions required to be taken or approved in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, in each case, certified by the Secretary of the relevant Person;

                  (4) true and correct copies of each of the Transaction Documents (other than this Agreement) to which the Managers or the Management Corporations are parties;

                  (5) a certificate of the Secretary of each of the Management Corporations, certifying that its respective resolutions, charter and by-laws described above are in full force and effect and have not been amended or modified, and that the officers of such corporation are those persons named in the certificate;

                  (6) for each of the Managers, evidence that such Person has had a physical examination within thirty (30) days (or such longer period as may be agreed in writing by AMG with respect to any Manager) prior to the Closing, including a letter from a licensed physician familiar with such Person's health indicating that such Person is in good health at such date;

                  (7) an opinion from Munger, Tolles and Olson, counsel to the Managers and the Management Corporations, in form and substance reasonably acceptable to Buyer but including, as one of the opinions set forth therein, an opinion as to the valid, binding and enforceable nature as against the Managers and the Management Corporations of each of the Transaction Documents to which any such Manager or Management Corporation is a party; and

                  (8) such other certificates and other documents as Buyer, or Goodwin, Procter & Hoar as counsel to Buyer, may reasonably have requested in connection with the transactions contemplated hereby and by the other Transaction Documents;

                        provided, however, that no Manager (or, to the extent applicable, Management Corporation) shall have any obligation to make the foregoing deliveries, if such Manager has terminated his employment with the Company prior to the date of execution of the Interim Partnership Agreement although this shall have no effect on any of the conditions set forth in Section
8.1 hereof or otherwise.

            (c) At the Closing, AMG and Buyer shall deliver, or shall cause to be delivered, to Seller (and, with respect to the items in (1), (2), (3) and (4) below, to each of the Managers):

                  (1) a certificate of the Secretary of State of the State of Delaware as to the good standing of each of AMG and Buyer dated as of a date not earlier than ten (10) days prior to the Closing Date, together with a copy of the Certificate of Incorporation, as amended (in the case of AMG), of each of AMG and Buyer, certified by the Secretary of State of the State of Delaware;

                  (2) the By-laws of each of AMG and Buyer, certified by the Secretary of AMG and the Secretary of Buyer as of the Closing Date;

                  (3) resolutions of the board of directors (and, if necessary, the shareholders) of Buyer and AMG, authorizing the execution and delivery of this Agreement and approving all other actions required to be taken or approved in connection with this Agreement and the transactions contemplated hereby, in each case, certified by the Secretary of Buyer and the Secretary of AMG, respectively;

                  (4) a certificate of the Secretary of Buyer and the Secretary of AMG, respectively, certifying that the resolutions, charter and by-laws described above are in full force and effect and have not been amended or modified, and that the officers of Buyer and AMG are those persons named in the respective certificate;

                  (5) an amount equal to the Purchase Price (determined as set forth in Section 2.2 hereof) payable by Wire Transfer to an account of Seller of which Seller has informed Buyer in writing not less than three (3) days prior to the Closing Date;

                  (6) an opinion from Goodwin, Procter & Hoar, as counsel to Buyer, in form and substance reasonably acceptable to Seller; and

                  (7) such other certificates and other documents as Seller, Skadden, Arps, Slate, Meagher & Flom (as counsel to Seller), the Managers, the Management Corporations and Munger, Tolles & Olsen, as counsel to the Managers and the Management Corporations, may reasonably have requested in connection with the transactions contemplated hereby.

            (d) In connection with and as a condition precedent to the Closing, the Interim Partnership Agreement of the Partnership shall be amended and restated in form and substance reasonably acceptable to Buyer and in substance materially consistent with Exhibit 3.2(d) hereto (the "Restated Partnership Agreement").

            (e) Immediately following the Closing, Buyer shall deliver to the Managers an opinion of Goodwin, Procter & Hoar, as counsel to Buyer, in form and substance reasonably satisfactory to Arnott Corporation, regarding the valid, binding and enforceable nature of the Restated Partnership Agreement as against the Company.

      Section 3.3 Further Assurances. Seller from time to time after the Closing at the request of Buyer and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably request to remove any Encumbrances on the Shares. In addition, each of the parties hereto shall, whether prior to or after the Closing Date, execute such documents and other papers and perform such further acts as may be reasonably requested by another party hereto to carry out the provisions hereof and the transactions contemplated hereby.

      Section 3.4 Transfer Taxes. All transfer taxes, fees and duties under Applicable Law incurred in connection with the sale and transfer of the Shares under this Agreement will be borne and paid by Seller, and Seller shall promptly reimburse the Company and Buyer for any such tax, fee or duty which any of them is required to pay under Applicable Law.


              ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby represents and warrants to Buyer and AMG as follows:

      Section 4.1 Organization of the Company and Related Matters. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of New Jersey. The Company has full corporate power and authority to execute and deliver each of the Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The Company has the corporate power and authority to carry on its business as it is now being conducted and to own all of its assets, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the assets owned by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Company Material Adverse Effect. The copies of the Certificate of Incorporation and By-laws and any amendments thereto of the Company heretofore delivered to Buyer are complete and correct copies of such instruments as in effect as of the date hereof. Schedule 4.1 attached hereto contains a true and complete list of all current officers and directors of the Company and its Subsidiary.

      Section 4.2 Organization of the Subsidiary and Related Matters.

            (a) All of the outstanding shares of capital stock of First Quadrant Limited are owned beneficially and of record by the Company, free and clear of any Encumbrances and all such shares were duly authorized, validly issued and are fully paid and nonassessable. There is no outstanding option, warrant, right, subscription, call, unsatisfied pre-emptive right or other agreement or right of any kind to purchase or otherwise acquire from Seller or any of its Subsidiaries any capital stock of such Subsidiary, whether issued and outstanding, authorized but unissued or treasury shares. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has the corporate power and authority to carry on its business as it is now being conducted and to own all of its assets and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the assets owned by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Company Material Adverse Effect. The copies of the charter documents of First Quadrant Limited heretofore delivered to Buyer are complete and correct copies of such instruments as in effect as of the date hereof.

            (b) Except for the stock of its Subsidiary and its interest in the Partnership and except for portfolio investments made in the ordinary course of business and set forth (together with the basis thereof) on Schedule 4.17(h), there are no Persons in which the Company owns, of record or beneficially, any direct or indirect equity interest or any right (contingent or otherwise) to acquire the same. Other than as set forth on Schedule 4.2(b), the Company is not a member of (nor does it conduct any part of its business through) any partnership or joint venture or similar Person.

      Section 4.3 Organization of Seller and Related Matters. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller has full corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which Seller is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Document to which Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by all requisite corporate action on the part of Seller, and no other corporate proceedings on the part of Seller are necessary to approve this Agreement or any other Transaction Document or to consummate the transactions contemplated hereby and thereby. No action on the part of any person or entity controlling Seller (for purposes hereof, the term "controlling" means having the power to direct the management or policies of the Seller whether by virtue of ownership of equity, official position, contract or otherwise) is required in connection herewith, other than such actions as have been previously taken (other than the approval of the Board of Directors of Xerox Financial Services or a committee thereof which is required to approve only the XFS Indemnification Agreement). This Agreement has been duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery of this Agreement by Buyer, the Managers and the Management Corporations) constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights and remedies generally.

      Section 4.4 Organization of Partnership and Related Matters.

            (a) The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, and a copy of the Partnership's limited partnership agreement (the "Initial Partnership Agreement") is attached hereto as Exhibit 4.4(a).

            (b) As of the date of this Agreement, the Company is the sole general partner of the Partnership and FQC, Inc., a Delaware corporation, is the sole limited partner of the Partnership, with all interests owned beneficially and of record by such Persons, in each case, free and clear of any Encumbrances other than restrictions imposed by the Initial Partnership Agreement or this Agreement or by Applicable Law. Except as set forth in this Agreement, there are no outstanding options, warrants, rights, subscriptions, calls, unsatisfied pre-emptive rights or other agreements or rights of any kind to purchase or otherwise acquire from Seller or any of its Subsidiaries any interest in the Partnership. As of the date of this Agreement, all outstanding interests in the Partnership have been authorized and issued in accordance with the provisions of the Initial Partnership Agreement. Except as set forth in this Agreement, there are no existing rights, agreements or commitments obligating or which could obligate the Partnership to issue, transfer, sell or redeem any securities.

      Section 4.5 Non-Contravention.

            (a) Neither the execution and delivery by any of the Seller Entities of this Agreement or the other Pre-Closing Transaction Documents, nor the consummation by any of the Seller Entities of the transactions contemplated hereby (excluding any transactions effectuated by the Transaction Documents which are not Pre-Closing Transaction Documents) and thereby, nor compliance by any of the Seller Entities with any of the terms or provisions hereof and thereof, will (i) violate any provision of the charter, by-laws or partnership agreement, as applicable, of such Seller Entity, (ii) assuming that the consents and approvals referred to in Section 7.3 and 8.3 and Schedule 4.5(b) hereof are duly obtained, (x) violate in any material respect any Applicable Law with respect to the Seller Entities, or any of their respective material properties or assets, (y) result in the creation of any Encumbrance upon any of the Shares or any of the assets of the Company, its Subsidiary or the Partnership, or (z) violate, conflict with, result in a breach of any provision of, or constitute a default under any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of the Seller Entities is a party or by which any of the Seller Entities or any of their respective properties or assets is bound or affected, except (in the case of clause (x) and (z) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not have and could not reasonably be expected to have a Company Material Adverse Effect or a Material Adverse Effect with respect to Seller.

            (b) Except for (i) consents, approvals, notices and filings set forth in Sections 7.3 and 8.3 and Schedule 4.5(b) hereto, (ii) the applicable filings under the HSR Act and (iii) such other filings, authorizations, consents or approvals the failure to make or obtain which would not have and could not reasonably be expected to have a Company Material Adverse Effect, no consents or approvals of, filings or registrations with or notices to any Governmental Authority or third party are necessary in connection with (A) the execution and delivery by the Seller Entities of the Pre-Closing Transaction Documents or (B) the consummation by the Seller Entities of the transactions contemplated hereby or thereby.

      Section 4.6 Stock Ownership. Seller owns, beneficially and of record and free and clear of Encumbrances, all of the Shares to be sold to Buyer by Seller, and Seller has the full and unrestricted power to sell, assign, transfer and deliver the Shares to Buyer in accordance with the terms of this Agreement free and clear of any Encumbrances. There are no shares of capital stock of the Company issued or outstanding other than the Shares. All of the Shares are duly authorized, validly issued, fully paid, nonassessable and free of any pre-emptive rights. There is no outstanding option, warrant, right, subscription, call, unsatisfied pre-emptive right or other agreement or right of any kind to purchase or otherwise acquire from the Company or Seller any capital stock of the Company, whether issued and outstanding, authorized but unissued or treasury shares. Seller has not granted any outstanding powers of attorney to dispose of or vote the Shares.

      Section 4.7 Regulatory Documents.

            (a) Except as set forth in Schedule 4.7, since January 1, 1991, Seller (to the extent such a filing is necessary for the operation of the Company or its Subsidiary), the Company and its Subsidiary have each filed all reports, registration statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority, including, without limitation, the SEC and the NFA, and has paid all fees and assessments due and payable in connection therewith, and the information contained in such filings was accurate and complete (in accordance with the instructions for such filings and relevant interpretations thereof) at the time of filing in all material respects.

            (b) Except as set forth in Schedule 4.7, as of their respective dates, the SEC Documents of each Seller Entity complied in all material respects with the requirements of the Securities Laws, as the case may be, to the extent applicable to such SEC Documents. The Company has previously delivered or made available to Buyer a complete copy of each SEC Document of each Seller Entity filed with the SEC or the NFA after January 1, 1991 and prior to the date hereof (including a composite Form ADV for the Company as in effect on the date hereof), and will deliver to Buyer at the same time as the filing thereof a complete copy of each SEC Document filed by each Seller Entity after the date hereof and prior to the Closing Date.

      Section 4.8 Financial Statements.

            (a) Seller has previously delivered to Buyer copies of (i) the audited consolidated balance sheets of the Company as of December 31, 1993 and December 31, 1994, and the related audited statements of income, change in stockholder's equity and cash flow for each fiscal year then ended, accompanied by the audit report of KPMG Peat Marwick, independent public accountants with respect to the Company, and (ii) the Company's unaudited consolidating and consolidated balance sheets dated as of September 30, 1995, and unaudited consolidating and consolidated statements of income for the nine-month period then ended (collectively, the statements referred to above being referred to as the "Company Financial Statements"). The Company Financial Statements referred to in the previous sentence (including the related notes, where applicable) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof or the results of operations for the periods covered thereby, and all the Company Financial Statements have been prepared in accordance with GAAP (subject, in the case of the September 30, 1995 Financial Statements, to normal year-end adjustments and the absence of footnotes) applied, in the case of the Company Financial Statements as of and for the period ended September 30, 1995, in a manner consistent with the audited Company Financial Statements as of and for the period ended December 31, 1994. The Company Financial Statements are attached hereto as Schedule 4.8(a).

            (b) Seller has previously delivered to Buyer copies of the unaudited pro-forma consolidated statements of income of the Company for the fiscal years ended December 31, 1993 and December 31, 1994 and the six-month period ended June 30, 1995, which have been prepared pro-forma for the sale of First Quadrant Insurance as if such sale had occurred prior to January 1, 1993 (collectively, the statements referred to above being referred to as the "Pro-Forma Income Statements" and, together with the Company Financial Statements, the "Financial Statements"). The Pro-Forma Income Statements (including the related notes attached as part of Schedule 4.8(b), fairly present, in all material respects, the results of operations of the Company for the periods covered thereby in accordance with GAAP applied, in the case of the Pro-Forma Income Statements for the period ended December 31, 1993, in a manner consistent with the Statement of Income included in the Company Financial Statements for the period ended December 31, 1993 and in the case of the Pro-Forma Statements for the periods ended December 31, 1994 and June 30, 1995, in a manner consistent with the Statement of Income included in the Company Financial Statements for the period ended December 31, 1994, but are pro-forma for the sale of First Quadrant Insurance as if such sale had occurred prior to January 1, 1993. The Pro-Forma Income Statements are attached hereto as Schedule 4.8(b).

            (c) Except as and to the extent reflected or reserved therefor in the balance sheet of the Company at September 30, 1995 contained in Schedule 4.8(a), or as otherwise set forth as part of Schedule 4.8(c), (i) neither the Company nor its Subsidiary has any material liability (as would be required to be currently accrued or otherwise disclosed under GAAP) or related liabilities which are together material (as defined below) and (ii) there are no facts of which Seller has Knowledge or of which Seller would have Knowledge except for the negligence or misconduct (including, without limitation, any failure to comply with any Applicable Laws or any failure to comply with or enforce the internal policies and procedures of the Company or its Subsidiary) of any of the Seller Entities or the Managers or any of the executive officers or directors of any of the Seller Entities which could reasonably be expected to result in the Company, its Subsidiary or the Partnership incurring any material liability (as defined above) or related liabilities which are together material (as defined below). For purposes of this Section 4.8(c), the term "material" shall mean any liability or related liabilities (as defined above) equal to or greater than $100,000. Except as set forth on Schedule 4.8(c), neither the Company nor its Subsidiary has any material Indebtedness.

            (d) To the Knowledge of Seller, all of the accounts receivable of the Company, its Subsidiary and the Partnership are fully collectible in the ordinary course of business after deducting the reserves set forth in the balance sheet dated as of September 30, 1995, as adjusted since that date as set forth on Schedule 4.8(d) hereto, which reserves are reasonable estimates of uncollectible accounts. To the Knowledge of Seller, except as set forth on
Schedule 4.8(d), neither the Company nor its Subsidiary has any accounts or loans receivable from any Person which is affiliated with the Company or its Subsidiary or from any director, officer or employee of the Company or its Subsidiary.

      Section 4.9 Ineligible Persons. Neither the Company, nor any "associated person" (as defined in the Advisers Act) thereof, is subject to any disqualification under the provisions of Section 203(e) of the Advisers Act or is ineligible to serve as an investment adviser or as an associated person to a registered investment adviser.

      Section 4.10 No Other Broker. Other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Seller, no broker, finder or similar intermediary has acted for or on behalf of Seller, the Company or its Subsidiary, or is entitled to any broker's, finder's or similar fee or other commission from Seller, the Company or its Subsidiary, in connection with this Agreement or the transactions contemplated hereby.

      Section 4.11 Legal Proceedings. Except as set forth in Schedule 4.11, neither the Company nor its Subsidiary is a party to any, and there are no pending or, to Seller's Knowledge, overtly threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or its

Subsidiary or their respective properties or assets or challenging the validity or propriety of the transactions contemplated by this Agreement and the other Transaction Documents, and there is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company or its Subsidiary or any of their respective properties or assets. Seller is not a party to, and there are no pending or, to Seller's Knowledge, overtly threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Seller or otherwise affecting the Shares or its ownership thereof or challenging the validity or propriety of the transactions contemplated by this Agreement and the other Transaction Documents with respect to any of the Seller Entities, and there is no injunction, order, judgment, decree or regulatory restriction imposed on Seller which could reasonably affect the Shares or its ownership thereof, or which could reasonably call into question or hinder the enforceability or performance by Seller of this Agreement or any of the other Transaction Documents to which it is or will be a party, or the transactions contemplated hereby or thereby.

      Section 4.12 Permits; Compliance with Applicable Law.

            (a) Except as disclosed in Schedule 4.12(a), each of the Company, its Subsidiary and the Partnership holds all material licenses, franchises, permits, approvals and authorizations, including those issuable by any domestic or foreign self regulatory organization (collectively, "Permits") necessary for the lawful ownership and use of its properties and assets and the conduct of its business under and pursuant to Applicable Laws relating to the Company, its Subsidiary and the Partnership, except for Permits the failure to hold which would not have a Company Material Adverse Effect, and there has been no material violation of any of the above nor has Seller received notice asserting any such violation. All such Permits are valid and in good standing and are not subject to any suspension, modification or revocation or proceedings related thereto.

            (b) Each of the Company and its Subsidiary is and at all times has been in compliance with each Applicable Law relating to it or any of its assets, properties or operations, except where noncompliance with any such Applicable Law would not have a Company Material Adverse Effect.

            (c) Since January 1, 1991, except as disclosed in Schedule 4.12(c), and except for normal examinations conducted by any Governmental Authority in the regular course of the business of the Company or its Subsidiary, no Governmental Authority has initiated any proceeding with respect to or, to the Knowledge of Seller, investigation into the business or operations of the Company or its Subsidiary and to the Seller's Knowledge, no Governmental Authority is now threatening to initiate any proceeding or investigation into the business or operations of the Company or its Subsidiary.

            (d) With respect to any employee benefit plans described in Section 3(3) of ERISA or governmental plans described in Section 3(32) of ERISA for which the Company serves as investment manager, Seller has no Knowledge, nor would Seller have Knowledge except for the negligence or misconduct (including, without limitation, any failure to comply with any Applicable Laws or any failure to comply with or enforce the internal policies or procedures of the Company or its Subsidiary) of any of the Seller Entities or the Managers or any of the executive officers or directors of any of the Seller Entities, of any material breach of any fiduciary duty under ERISA, any "prohibited transaction" as defined in Section 406 of ERISA or Section 4975 of the Code, or any material breach of state laws governing governmental plans, which could reasonably result, directly or indirectly, in any material taxes, material penalties or other material liability to the Company or its Subsidiary or the Partnership.

      Section 4.13 Assets.

            (a) Neither the Company nor its Subsidiary owns any real property.
Schedule 4.13(a) hereto lists all real property leased by the Company and its Subsidiary, together with the location of such property, the total square footage under lease, monthly lease payments and lease termination dates. Assuming due authorization, execution and delivery by the parties thereto other than the Company or its Subsidiary, all such leases are valid and effective in accordance with their terms, and there is not under any such lease any existing breach or event which, with the giving of notice, the lapse of time, or both, would become a breach.

            (b) Except as set forth on Schedule 4.13(b) hereto, as of the date hereof, each of the Company and its Subsidiary owns all of the material assets owned by it (the "Owned Assets") free and clear of any Encumbrances except for minor imperfections of title or insignificant liens which do not, in the aggregate, detract from the value of such assets, taken as a whole, or interfere with the present or proposed uses thereof, the business of the Company or its Subsidiary or the transfer of the assets of the Company to the Partnership or the transfer of the stock of the Company's Subsidiary to the U.K. Partnership. The assets listed on Schedule 4.17(g) hereto together with the Leased Assets (as such term is defined below) include all the material assets used in, and all the material assets necessary for, the conduct of the business of the Company and its Subsidiary as currently conducted. The Company and its Subsidiary lease certain of the assets used in the conduct of their business pursuant to leases which are (assuming due authorization, execution and delivery by the parties thereto other than the Company or its Subsidiary) valid and effective, and under which there is not any existing breach or event which, with the giving of notice, the lapse of time, or both, would become a breach (the "Leased Assets").

            (c) (i) Attached hereto as Schedule 4.13(c) is a list of all material (A) domestic and foreign registered trademarks and service marks, registered copyrights and patents, (B) applications for registration or grant of any of the foregoing, and (C) unregistered trademarks, service marks, trade names, logos and assumed names owned by Company or its Subsidiary and used in or necessary to conduct the business of Company or its Subsidiary. The items on Schedule 4.13(c), together with all other material trademarks, service marks, trade names, logos, assumed names, patents, copyrights, trade secrets, computer software, formula, designs and inventions currently used in or necessary to conduct the business of Company or its Subsidiaries, constitute the "Intellectual Property."

                  (ii) Neither the Company nor its Subsidiary has materially infringed or violated, in any way, any trademark, trade name, patent, copyright, trade secret or other intellectual property right or contractual relation of another. None of the Seller Entities has received any notice, claim or protest respecting any such infringement or violation, or given any indemnification to any Person reporting any such infringement or violation.

                  (iii) The Company or its Subsidiary has, as the case may be, ownership of or such rights by license, lease or other agreement in and to the Intellectual Property as necessary to conduct its business as presently conducted, free and clear of any Encumbrances on the right to exercise such rights in the conduct of its business as presently conducted, except for Encumbrances which would not have a Company Material Adverse Effect.

                  (iv) None of Seller or any of its Affiliates (other than the Company and its Subsidiary or the Partnership) will have as of the Closing any possession of or rights in or to (whether by license, lease, other agreement or otherwise) any material Intellectual Property of the Company or its Subsidiary.

      Section 4.14 Assets Under Management. The aggregate assets under management by each of the Company and its Subsidiary as of September 30, 1995, are set forth on Schedule 4.14 hereto. In addition, set forth on Schedule 4.14 is a list as of September 30, 1995, of all Investment Advisory Agreements setting forth the name of the client under each such contract, the amount of assets under management with respect to each such contract and any material adjustments in fee rates or structures or other fee adjustments agreed to with such client or material adjustments in the amount of assets under management (it being understood and agreed that adjustments in assets under management greater than $3,000,000 are material) implemented since September 30, 1995, or which the Company and such client have agreed to institute, or of which the Company has given notice or been given written notice of a proposal to be instituted. To Seller's Knowledge, except as is set forth on Schedule 4.14 hereto, no client of the Company or its Subsidiary has informed Seller, the Company or its Subsidiary of its intention to terminate or reduce its investment relationship with the Company or its Subsidiary, or adjust the fee schedule with respect to any contract in any manner.

      Section 4.15 Employment Arrangements. Except as set forth on Schedule 4.15 hereto, neither the Company nor its Subsidiary has any obligation, contingent or otherwise, under (i) any employment, collective bargaining or other labor agreement, (ii) any written or oral agreement containing severance or termination pay arrangements or any written or oral agreement containing any provision for payment upon or related to a change in control of the Company or its Subsidiary (or anticipated change in control of the Company or its Subsidiary), whether upon a signing of this Agreement, the Closing or otherwise, (iii) any deferred compensation agreement, retainer or consulting arrangements, (iv) any pension or retirement plan, any bonus or profit-sharing plan, any stock option or stock purchase plan, or (v) any other employee contract or non-terminable (whether with or without penalty) employment arrangement (each an "Employment Arrangement"). Neither the Company nor its Subsidiary is in default with respect to any material term or condition of any Employment Arrangement, nor except as set forth on Schedule 4.15, after obtaining the consents set forth in Sections
7.3 and 8.3 and on Schedule 4.5(b), will the Closing result in any such default or any acceleration of any obligation under any Employment Arrangement, including, without limitation, after the giving of notice, lapse of time or both, except for such defaults or accelerations which would not have a Company Material Adverse Effect.

      Section 4.16 Employee Benefit Plans; ERISA.

            (a) Except as set forth in Schedule 4.16(a), no employee benefit plans or arrangements of any type (including, without limitation, plans described in section 3(3) of ERISA) are maintained by the Company or its Subsidiary and neither the Company nor its Subsidiary is obligated to contribute to any "multiemployer plan" (within the meaning of section 4001(a)(3) of ERISA). Each of the employee benefit plans identified on Schedule 4.16(a) as a plan qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS and no event has occurred since the date of such letter that will cause such plan to lose its qualified status.

            (b) The Company and its Subsidiary have complied with requirements of section 4980B of the Code, except where any such noncompliance would not have a Company Material Adverse Effect.

            (c) The consummation of the transactions contemplated by this Agreement will not (i) entitle any Company Employee to severance pay; (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any Company Employee (other than as contemplated by Section 7.12(c) or (d) hereof); or (iii) result in the payment to any Company Employee of an amount that will be an "excess parachute payment" (within the meaning of section 28OG(b)(1) of the Code).

            (d) Except with respect to the plans identified on Schedule 4.16(a), neither the Company nor its Subsidiary has any liability with respect to any "welfare plan" (as defined in section 3(l) of ERISA) that provides benefits to retired employees (other than as required by section 601 of ERISA). With respect to any welfare plan identified on Schedule 4.16(a) that provides benefits to retired employees, the Company has reserved the right to amend or terminate such plan.

            (e) Neither the Company nor its Subsidiary has either incurred or reasonably expects to incur any material liability under Title IV of ERISA (other than for retirement benefits and Pension Benefit Guaranty Corporation insurance premiums payable in the ordinary course) or section 412(f) or 412(n) of the Code.

            (f) The Company's Subsidiary does not have any separate pension plan.

      Section 4.17 Taxes.

            (a) As of December 31, 1995, each of the Company and its Subsidiary had paid or caused to be paid all material Taxes owed by it through December 31, 1995 other than Taxes which are the subject of a bona-fide dispute (which are set forth in Schedule 4.17(a)) or for which the Company had adequately reserved against on the December 31, 1995 balance sheet which has been delivered under
Section 7.10(b).

            (b) Each of the Company and its Subsidiary has, in accordance with Applicable Law, filed all material Tax Returns required to be filed by it through the date hereof, and all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period. A list of all material Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1990, is set forth in Schedule 4.17(a) attached hereto, and said Schedule indicates those returns that have been audited or currently are the subject of an audit. For each taxable period of the Company ended on or after December 31, 1990, the Company has delivered to Buyer correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or its Subsidiary.
Schedule 4.17(a) sets forth all material tax elections under the Code that are in effect with respect to the Company or for which an application by the Company is pending.

            (c) Except as set forth in Schedule 4.17(a), no Governmental Authority is now asserting or, to the Knowledge of Seller, threatening to assert against the Company or its Subsidiary any deficiency or claim for additional Taxes.

            (d) Except as set forth in Schedule 4.17(a) attached hereto, there are no current audits of any tax return filed by the Company or its Subsidiary and neither the Company nor its Subsidiary has been notified by any tax authority that any such audit is contemplated or pending. Except as set forth in
Schedule 4.17(a), no extension of time with respect to any date on which a tax return was or is to be filed by the Company or its Subsidiary is in force, and no waiver or agreement by the Company or its Subsidiary is in force for the extension of time for the assessment or payment of any Taxes.

            (e) Each of the Company and its Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

            (f) For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

            (g) Attached hereto as Schedule 4.17(g) is a list of all assets of the Company (including Intellectual Property to the extent it has a tax basis) and including as part of such Schedule, the tax basis of each such asset, in each case, as of the date set forth on such Schedule.

            (h) Seller's United States taxpayer identification number is 22-3258266 and the Company is not a "foreign person" within the meaning of
Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

            (i) The taxable periods of the Company and of its Subsidiary, for Federal, state and foreign tax purposes, end on December 31.

      Section 4.18 Contracts. Schedule 4.18 sets forth a complete and accurate list of any Contract to which the Company or its Subsidiary is a party or by which any of their respective assets are bound which: (a) contains obligations of the Company or its Subsidiary in excess of $250,000; (b) involves payments based on profits or revenues of the Company or its Subsidiary; (c) by its terms does not terminate or is not terminable without penalty by the Company or its Subsidiary within six months after the date hereof; (d) involves the sale of its services not made in the ordinary course of business, consistent with past practices; (e) contains covenants limiting the freedom of the Company or its Subsidiary to compete in any line of business or with any person or entity; (f) relates to Indebtedness of the Company or its Subsidiary; (g) is a contract or agreement with Seller, any officer, employee, director of Seller or any of its Affiliates, or with any persons or organizations controlled by or Affiliated with any of them; (h) is a partnership, joint venture or other similar contract, agreement or arrangement; or (i) if not effectively transferred to the Partnership in full force and effect as part of the Asset Transfer or the other transactions contemplated by this Agreement, would have a Company Material Adverse Effect, other than Investment Advisory Agreements listed on Schedule 1.1(c). Assuming due authorization, execution and delivery by all parties thereto other than any Seller Entity, all such contracts are valid, binding and enforceable in accordance with their respective terms, and there is not, under any such contract, an existing material breach or event which, with the giving of notice or the lapse of time or both, would become such a breach. Other than this Agreement and such other agreements and contracts as are contemplated hereby, the Partnership is not a party to any obligations, agreements, commitments, powers of attorney or contracts and there are no other contracts relating to, the transfer of the Shares or the transfer of the assets of the Company or its Subsidiary.

      Section 4.19 No Material Adverse Change. Since September 30, 1995, other than as otherwise disclosed on Schedule 4.19 hereto, there has been no change in the financial condition, properties, assets, liabilities, business, operations, results of operations or shareholder's equity of the Company or its Subsidiary which has had or could reasonably be expected to have a Company Material Adverse Effect, and each of the Company and its Subsidiary has, except as expressly contemplated hereby, conducted its operations in the ordinary course of business consistent in all material respects with past practices. In addition, except as expressly contemplated hereby or disclosed on Schedule 4.19 hereto, since September 30, 1995, there has not been:

            (a) any change in accounting methods or practices by any of the Seller Entities;

            (b) except as listed on Schedule 4.19, any declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the Shares or, payment by the Company or its Subsidiary to Seller or any of its Affiliates;

            (c) except for the increases in salary and bonus compensation set forth on Schedule 4.19, any increase in the salary or other compensation payable or to become payable by any of the Company or its Subsidiary to any officers, directors, consultants or employees of the Company or its Subsidiary or the declaration, payment or commitment or obligation of any kind for the payment by the Company or its Subsidiary of a bonus or other additional salary or compensation to any such persons other than in the ordinary course of business as heretofore conducted, with the prior written consent of Buyer, or as expressly contemplated hereby;

            (d) any amendment or termination or, to the Knowledge of Seller, proposed or threatened amendment or termination, whether written or oral, of any agreement listed on Schedule 4.18 or Schedule 1.1(c) to which the Company or its Subsidiary is a party;

            (e) Indebtedness incurred by the Company or its Subsidiary;

            (f) mortgage, pledge or other encumbrance of any of the assets of the Company or its Subsidiary;

            (g) waiver or release of any material right or claim of the Company or its Subsidiary;

            (h) any purchase, sale or other disposition of any of the properties or assets of the Company or its Subsidiary other than in the ordinary course of business;

            (i) any other material transaction entered into by the Company or its Subsidiary other than in the ordinary course of business consistent with past practices;

            (j) any action taken by the Partnership (including, without limitation, any of the foregoing items (a) - (i)); or

            (k) any agreement by any of the Company, its Subsidiary or the Partnership to do, or agreement by Seller or any Affiliate of Seller to cause any of them to do, any of the things described in the preceding clauses (a)-(j), except as otherwise specifically contemplated hereby.

      Section 4.20 Broker Dealer. Neither the Company nor its Subsidiary is a "broker" or "dealer" within the meaning of the Exchange Act or any state securities laws.

      Section 4.21 Insurance Policies. Each of the Company and its Subsidiary has in full force and effect such insurance as is customarily maintained by companies of similar size in the same or a similar business, with respect to each of their businesses, properties and assets, (including, without limitation, errors and omissions liability insurance) as listed on Schedule 4.21 hereto. Neither the Company nor its Subsidiary is in material default under any such policy and Seller and the Managers will use commercially reasonable efforts to continue such policies in full force and effect through the Closing. Buyer understands and agrees that except as otherwise agreed by Buyer and Seller, these insurance policies (other than the policy relating to errors and omissions liability insurance) will terminate as of the Closing.

      Section 4.22 Disclosure. There are no facts with respect to the Company, its Subsidiary or the Partnership or their respective businesses or activities of which Seller has Knowledge which could reasonably be expected to have a Company Material Adverse Effect and which are not (a) set forth in this Agreement or the Exhibits or Schedules hereto, or (b) set forth in other materials provided by Seller to AMG or Buyer or their agents in a format from which AMG or Buyer could reasonably be expected to discern both the facts and that such facts together with other facts of which AMG or Buyer has knowledge could reasonably be expected to have a Company Material Adverse Effect.

          ARTICLE V - REPRESENTATIONS AND WARRANTEES OF BUYER AND AMG.

      Buyer and AMG hereby jointly and severally represent and warrant to Seller, each of the Managers and each of the Management Corporations as follows:

      Section 5.1 Organization and Related Matters. Each of AMG and Buyer is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Transaction Document to which Buyer or AMG is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly approved by all requisite corporate action on the part of Buyer and AMG, and no other corporate proceedings on the part of Buyer or AMG are necessary to approve the Transaction Documents to which Buyer or AMG is a party or to consummate the transactions contemplated hereby and thereby.

      Section 5.2 Authority; No Violation.

            (a) Each of Buyer and AMG has full corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Document to which Buyer or AMG is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by all requisite corporate action on the part of Buyer and AMG, and no other corporate proceedings on the part of Buyer or AMG are necessary to approve this Agreement or any other Transaction Document to which Buyer or AMG is a party or to consummate the transactions contemplated hereby and thereby. Each Transaction Document to which Buyer or AMG is a party has been (or, to the extent it is not required to be delivered until after the date hereof, will have been as of such date) duly and validly executed and delivered by Buyer and/or AMG, as applicable, and (assuming the due authorization, execution and delivery of this Agreement by each party thereto other than Buyer and AMG) constitutes (or when executed and delivered will constitute) a valid and binding obligation of Buyer and/or AMG, as applicable, enforceable against Buyer and/or AMG, as applicable, in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights and remedies generally.

            (b) Neither the execution and delivery of this Agreement and each of the other Transaction Documents to which Buyer is a party by Buyer or AMG, nor the consummation by Buyer of the transactions contemplated hereby and thereby to be performed by either of them, nor compliance by either of them with any of the terms or provisions hereof and thereof, will (i) violate any provision of the Certificate of Incorporation or by-laws of Buyer or AMG, respectively, or (ii) assuming that the consents and approvals referred to in Sections 7.3 and 8.3 and
Schedule 4.5(b) hereof are duly obtained, (x) violate in any material respect any Applicable Law with respect to Buyer or AMG, or any of their material properties or assets, or (y) violate, conflict with, result in a breach of any provision of, or constitute a default under any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or AMG is a party or by which any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which could not reasonably be expected to call into question the validity or hinder the enforceability or performance by Buyer or AMG of this Agreement or of the other Transaction Documents to which Buyer is a party.

      Section 5.3 Consents and Approvals. Except for (w) the applicable filings under the HSR Act, (x) consents, approvals, notices and filings set forth in Sections 7.3 and 8.3 and Schedule 4.5(b) hereto, (y) prior notification to IMRO and IMRO's clearance of their becoming control persons of First Quadrant Limited under applicable provisions of the rules promulgated by IMRO as from time to time in effect, and (z) such other filings, authorizations, consents or approvals the failure to make or obtain which could not reasonably be expected to call into question the validity or hinder the enforceability or performance by Buyer or AMG of this Agreement or any of the other Transaction Documents to which it is a party, no consents or approvals of or filings or registrations with any Governmental Authority or any third party are necessary in connection with (i) the execution and delivery by Buyer or AMG of this Agreement and (ii) the consummation by Buyer of the transactions contemplated hereby.

      Section 5.4 Legal Proceedings. Neither Buyer nor AMG is a party to any, and there are no pending or, to AMG's Knowledge, overtly threatened, legal, administrative, arbitration or other proceedings, claims or governmental or regulatory investigations of any nature against or otherwise affecting, directly or indirectly, Buyer or AMG or their respective properties or assets or challenging the validity or propriety of the transactions contemplated by this Agreement which, if adversely determined, individually or in the aggregate, might call into question the validity or hinder the enforceability or performance by Buyer or AMG of this Agreement or of the other Transaction Documents to which either of them is a party, and there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Buyer or AMG or their respective properties or assets which might call into question the validity or hinder the enforceability or performance by Buyer or AMG of this Agreement or of the other Transaction Documents to which either of them is a party.

      Section 5.5 Investment Intent of Buyer. Buyer is acquiring the Shares hereunder for its own account for investment and not with a view to the distribution thereof. Buyer and AMG acknowledge that they have received from Seller, and carefully reviewed, all relevant information regarding the Shares, the Company and its Subsidiary.

      Section 5.6 Ineligible Persons. Neither Buyer nor any "associated person" (as defined in the Advisers Act) thereof is subject to any disqualification under the provision of Section 203(e) of the Advisers Act or is otherwise ineligible to serve as an investment adviser or as an associated person to a registered investment adviser.

      Section 5.7 No Broker. No broker, finder or similar intermediary has acted for or on behalf of Buyer or any Affiliate of Buyer, or is entitled to any broker's, finder's or similar fee or other commission from Buyer or any Affiliate of Buyer, in connection with this Agreement or the transactions contemplated hereby.


           ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF EACH MANAGER
                         AND EACH MANAGEMENT CORPORATION

      As a material inducement to Buyer and AMG entering into this Agreement each Manager severally and, if such Manager owns stock in a Management Corporation, jointly but with that Management Corporation only, represents to Buyer with respect to that Manager and, if such Manager owns stock in a Management Corporation, such Management Corporation as follows:

      Section 6.1 Individual Power and Authority. Such Manager has full right, power and authority to execute and deliver this Agreement and each other Transaction Document to which he is a party or by which he is bound and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the other Transaction Documents to which such Manager is a party constitutes, or when executed and delivered will constitute, the valid and legally binding obligation of such Manager, enforceable against such Manager in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights and remedies generally.

      Section 6.2 Corporate Organization and Authority. Such Management Corporation is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Such Management Corporation is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character of the assets owned by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on it or its business. Such Management Corporation has the corporate power and authority to carry on its business as it is now being conducted and own all its assets and possess all Permits necessary to conduct its business as presently carried on by it and as contemplated to be carried on by it after the Closing hereunder and the closing of the transactions contemplated hereby. Such Management Corporation has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which such Management Corporation is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Document to which such Management Corporation is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by all requisite corporate action of such entity, and (assuming the due execution and delivery by each of the parties thereto other than such Manager and Management Corporation) this Agreement and each of the other Transaction Documents to which such Management Corporation is a party constitutes or, when executed and delivered, will constitute, the valid and legally binding obligation of such Management Corporation, enforceable against such Management Corporation in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, moratorium and similar laws affecting creditors' rights and remedies generally.

      Section 6.3 Non-Contravention. Neither the execution and delivery by such Manager and/or Management Corporation of this Agreement or the other Transaction Documents to which either of them is a party, nor the consummation by such Manager and/or Management Corporation of the transactions contemplated hereby and thereby, nor compliance by such Manager and/or such Management Corporation with any of the terms or provisions hereof and thereof, will: (a) violate any provision of the charter or by-laws of such Management Corporation; (b) violate in any material respect any Applicable Law with respect to such Manager or Management Corporation; or (c) violate, conflict with, result in a breach of any provision of, or constitute a default under any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Manager or Management Corporation is a party or by which any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which, individually or in the aggregate, would not have and could not reasonably be expected to have a Material Adverse Effect on such Manager or Management Corporation.

      Section 6.4 Consents and Approvals. Except for filings, authorizations, consents or approvals the failure to make or obtain which could not reasonably be expected to have a Material Adverse Effect on such Manager or Management Corporation, no consents or approvals of or filings or registrations with any Governmental Authority or any third party are necessary in connection with (i) the execution and delivery by such Manager or Management Corporation of this Agreement and the other Transaction Documents to which either of them is a party and (ii) the consummation by such Manager or Management Corporation of the transactions contemplated hereby and thereby.

      Section 6.5 Capitalization. The duly authorized capital stock of such Management Corporation consists of 1,000 shares of Common Stock, $.01 par value per share, of which 100 shares are issued and outstanding and held beneficially and of record by such Manager. All the outstanding shares of capital stock of such Management Corporation have been duly authorized and validly issued and are fully paid and nonassessable. Except as contemplated by this Agreement, there are no existing rights, agreements or commitments obligating or which might obligate such Management Corporation to issue, transfer, sell or redeem any securities or might obligate such Manager to transfer any securities in such Management Corporation.

      Section 6.6 Litigation and Compliance with Laws.

            (a) Except as set forth on Schedule 6.6 hereto, there is no litigation or governmental or administrative action, suit, proceeding or investigation (including, without limitation, any voluntary or involuntary proceeding under the Bankruptcy Code or any action, suit, proceeding or investigation under any federal or state securities law or regulation) pending or, to the best knowledge of each such Manager and Management Corporation, threatened, before any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, at law or in equity or otherwise, to which such Manager or Management Corporation or any officer, director or stockholder thereof is a party, (i) which is related to the business, affairs, properties or assets of such Management Corporation, the Company, its Subsidiary or the Partnership or (ii) which might call into question the validity or hinder the enforceability or performance of this Agreement or the other Transaction Documents or any of the contracts described on Schedule 4.18 or Schedule 1.1(c) hereto. Each such Manager and Management Corporation is, and at all times has been, in material compliance with all laws and governmental rules and regulations, domestic or foreign, including, without limitation, all federal or state securities laws applicable to the business, affairs, properties or assets of such Management Corporation, the Company, its Subsidiary or the Partnership, except where non-compliance therewith, in any individual instance or any series of related instances, would not have a Material Adverse

Effect as such Manager or Management Corporation or a Company Material Adverse Effect. None of such Managers or Management Corporations (nor any officer, director or stockholder thereof) is in material default with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any federal, state, municipal or other governmental agency, board, commission, bureau, instrumentality or department, domestic or foreign, relating to any aspect of the business, affairs, properties or assets of any of such Management Corporations, the Company, its Subsidiary or the Partnership. None of such Managers, nor to the best knowledge of such Managers, any other Person, has violated the Company's code of ethics.

            (b) To the best of such Manager's Knowledge, except as set forth in
Schedule 4.11, neither the Company nor its Subsidiary is a party to any, and there are no pending or overtly threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against or otherwise affecting the Company or its Subsidiary or their respective properties or assets or challenging the validity or propriety of the transactions contemplated by this Agreement and the other Transaction Documents, and there is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company or its Subsidiary or any of their respective properties or assets.

            (c) To such Manager's Knowledge, except as disclosed in Schedule 4.12(a), each of the Company, its Subsidiary and the Partnership holds all Permits necessary for the lawful ownership and use of its properties and assets and the conduct of its business under and pursuant to Applicable Laws relating to the Company, its Subsidiary and the Partnership, except for Permits the failure to hold which would not have a Company Material Adverse Effect, and, to such Manager's knowledge, there has been no material violation of any of the above nor has, to such Manager's Knowledge, any such entity received notice asserting any such violation. To the Knowledge of such Manager, all such Permits are valid and in good standing and are not subject to any suspension, modification or revocation or proceedings related thereto. To the Manager's Knowledge, after giving effect to the Asset Transfer and the Closing, and after obtaining the consents required by Sections 7.3 and 8.3 and Schedule 4.5(b), the Partnership will have all the Permits necessary to own the property it receives in the Asset Transfer and to conduct the businesses presently conducted by the Company.

            (d) To such Manager's Knowledge, each of the Company and its Subsidiary is and at all times has been in compliance with each Applicable Law relating to it or any of its assets, properties or operations, except where noncompliance with any such Applicable Law would not have a Company Material Adverse Effect.

            (e) To such Manager's Knowledge, since January 1, 1991, except as disclosed in Schedule 4.12(c), and except for normal examinations conducted by any Governmental Authority in the regular course of business of the Company and its Subsidiary, no Governmental Authority has initiated any proceeding with respect to or investigation into the business or operations of the Company or its Subsidiary and, to such Manager's

Knowledge, no Governmental Authority is now threatening to initiate any proceeding or investigation into the business or operations of the Company or its Subsidiary.

      Section 6.7 Brokerage. Neither such Manager nor, to the extent applicable, such Management Corporation has incurred any obligation for a brokerage commission or finders fee in connection with the transactions contemplated hereby.

      Section 6.8 Investment Advisory Representation. Except as set forth on
Schedule 6.8 hereto, and except for advice given to members of such Manager's immediate family (and with respect to assets that are not material in amount), such Manager does not provide investment advisory or investment management services to any person or entity, other than on behalf of the Company or its Subsidiary pursuant to an investment advisory agreement between the Company or its Subsidiary and a client.

      Section 6.9 Good Health. To his Knowledge, such Manager is in good health.

      Section 6.10 Assets Under Management. To such Manager's Knowledge, the aggregate assets under management by each of the Company and its Subsidiary as of September 30, 1995, are accurately described on Schedule 4.14 hereto. In addition, to such Manager's Knowledge, set forth on Schedule 4.14 is a list as of September 30, 1995 of all Investment Advisory Agreements, setting forth the name of the client under each such contract, the amount of assets under management with respect to each such contract and any material adjustments in fee rates or structures or other fee adjustments agreed to with such client, or material adjustments in the amount of assets under management (it being understood and agreed that adjustments in assets under management greater than $3,000,000 are material) implemented since September 30, 1995, or presently proposed to be instituted. To such Manager's Knowledge, except as set forth on
Schedule 4.14 hereto, no client of the Company or its Subsidiary has informed the Company or its Subsidiary of its intention to terminate or reduce its investment relationship with the Company or its Subsidiary, or to adjust the fee schedule with respect to any contract in any manner.

      Section 6.11 Employment Arrangements. Except as set forth on Schedule 4.15 hereto, neither the Company nor its Subsidiary has any obligation to the Manager, contingent or otherwise, under (i) any employment, collective bargaining or other labor agreement, (ii) any written or oral agreement containing severance or termination pay arrangements or any written or oral agreement containing any provision for payment upon or related to a change in control of the Company or its Subsidiary (or anticipated change in control of the Company or its Subsidiary), whether upon a signing of this Agreement, the Closing or otherwise, (iii) any deferred compensation agreement, retainer or consulting arrangements, (iv) any pension or retirement plan, any bonus or profit-sharing plan, any stock option or stock purchase plan, or (v) any Employment Arrangement. To the best of such Manager's knowledge, neither the Company nor its Subsidiary is in default with respect to any material term or condition of any Employment Arrangement to which the Manager is a party or subject, nor, to the best of such Manager's knowledge, except as set forth on
Schedule 4.15, after obtaining the consents set forth in Sections 7.3 and 8.3 and Schedule 4.5(b), will the Closing result in any such default or any acceleration of any obligation under any Employment Arrangement to which the Manager is a party or subject, including, without limitation, after the giving of notice, lapse of time or both, except for such defaults or accelerations which would not have a Company Material Adverse Effect.

      Section 6.12 Ordinary Course of Business. Since September 30, 1995, to such Manager's Knowledge, each of the Company and its Subsidiary has, except as expressly contemplated hereby, conducted its operations in the ordinary course of business consistent in all material respects with past practices.


                             ARTICLE VII - COVENANTS

      Section 7.1 Seller Matters.

            (a) Prior to the Closing, Seller shall enter into an agreement in form and substance satisfactory to Buyer whereby Seller forgoes any tax payment due from the Company or its Subsidiary pursuant to the terms of the Tax Sharing Agreement with the liabilities of the parties to be determined under this Agreement. In addition, except for the termination of the Tax Sharing Agreement, as contemplated by this Agreement, Seller shall not consent to any amendment of or modification to the Tax Sharing Agreement which could be adverse to the Company, the Partnership, Buyer or AMG, and, except as provided in this Section 7.1(a) and shall comply with it in accordance with its terms.

            (b) Effective as of the Closing, the following existing agreements shall be terminated (i) the General Services Agreement between the Company and Seller, (ii) the Information Services Agreement between the Company and Apprise Corp., and (iii) the Confidentiality Agreement to the extent it relates to AMG.

      Section 7.2 Conduct of Business Prior to Closing. During the period from the date of this Agreement through the Closing Date, except as contemplated by this Agreement or with the consent of Buyer, or as required by Applicable Law, Seller and the Managers (provided, however, that nothing set forth in this Section 7.2 shall prevent a Manager from terminating his employment with the Company or its Subsidiary prior to the date of the execution of the Interim Partnership Agreement) shall use their respective reasonable best efforts to cause the Company and its Subsidiary to, in all material respects, (a) carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with all Applicable Laws; (b) preserve its present business organization and relationships; (c) keep available the present services of its significant employees; (d) preserve the rights, franchises, goodwill and relations of the Company Clients and others with whom material business relationships exist; and (e) preserve any Permits required in connection with the business of the Company, its Subsidiary or the Partnership (including without limitation all investment adviser and commodity adviser registrations). In addition, none of Seller, the Company, its

Subsidiary, the Managers or the Management Corporations shall take any material action not in the ordinary course of business relating to the Company, its Subsidiary, or the Partnership or which could reasonably have a Material Adverse Effect on the transactions contemplated hereby, without giving Buyer prior written notice thereof. Without limiting the generality of the foregoing, except as contemplated by this Agreement or consented to by Buyer, or as required by Applicable Law (provided, that with respect to those actions which are required by Applicable Law, Buyer shall have been given at least three (3) days prior written notice) between the date of this Agreement and the Closing Date:

            (i) none of the Company, its Subsidiary or the Partnership shall, take any action impairing its rights in any material Contract other than in the ordinary course of business;

            (ii) none of the Company, its Subsidiary or the Partnership shall make any change in its charter documents, by-laws, or partnership agreement, as applicable;

            (iii) except as set forth in Section 2.2(c), none of the Company, its Subsidiary or the Partnership shall make any change in its capitalization;

            (iv) none of the Company, its Subsidiary or the Partnership shall
      (i) create, incur or assume any material Indebtedness, (ii) make any loans, advances or capital contributions to or investments in, any person or entity, or (iii) settle any material litigation;

            (v) none of the Company, its Subsidiary or the Partnership shall acquire any assets or make any capital expenditures, or sell, lease or dispose of any assets, in each case, other than in the ordinary course of business;

            (vi) none of the Company, its Subsidiary or the Partnership shall mortgage, pledge or subject to any Encumbrance, any properties or assets, nor permit any of the foregoing to exist, except for minor imperfections of title or insignificant liens which do not, in the aggregate, detract from the value of such assets, taken as a whole, or interfere with the present or proposed uses thereof or the business of such entity;

            (vii) Seller shall not mortgage, pledge or subject to any Encumbrance, the Shares, nor permit any of the foregoing to exist;

            (viii)except as set forth in Section 2.2(c), the Company shall not declare, set aside or pay any dividend or make any other distribution in respect of its capital stock, make any direct or indirect redemption, purchase or other acquisition of its stock, or otherwise make any payments to Seller or its Affiliates;

            (ix) in each case, except in the ordinary course of business consistent with past practice, and except as set forth in Schedule 4.15 under existing arrangements, (i) neither the Company nor its Subsidiary shall materially increase the rate of compensation payable or to become payable to any director, officer, employee or agent, and (ii) none of the Company, its Subsidiary or the Partnership shall hire any directors, officers, employees or agents other than, in the case of the Company and its Subsidiary, to fill vacant positions on terms no less favorable to the Company or its Subsidiary than the terms of the departing director, officer, employee or agent, or enter into any collective bargaining agreement, bonus, equity option, profit sharing, compensation, pension, welfare, retirement or other similar arrangement, or any employment contract;

            (x) none of the Company, its Subsidiary or the Partnership shall commit any act which constitutes a material breach or default under any material Contract or material Permit to which it is a party or by which it or any of its properties is bound;

            (xi) Seller shall not permit any of the Company, its Subsidiary, the Partnership or the U.K. Partnership to voluntarily incur any material liabilities which are incurred other than in the ordinary course of business, consistent with past practices;

            (xii) Without limiting the right or ability of officers of Seller to sit on the Board of Directors of the Company (or any committee thereof) and to fulfill their duties at meetings of the Board of Directors of the Company or of such committees or to take any other action in the ordinary course of business consistent with past practices, Seller shall not exercise any control over the business of the Company or its Subsidiary, except to the extent contemplated by this Agreement, to cause them to comply with the covenants and other provisions set forth herein and in the other Transaction Documents, or as otherwise consented to by Buyer in writing (in respect of the foregoing, Seller shall cause the Company to promptly (but in any event within ten (10) days after the occurrence thereof) provide Buyer with the minutes of each meeting of the Board of Directors of the Company (and any committee thereof) which occurs after the date hereof);

            (xiii) Seller shall not permit the Partnership or the U.K. Partnership to engage in any activity other than as contemplated or required hereby or as otherwise consented to by Buyer, in writing; and

            (xiv) none of Seller, the Company, its Subsidiary, the Partnership or the U.K. Partnership shall agree (by contract or otherwise) to do any of the foregoing except as permitted above.

      Section 7.3 Client Consents. The Company has informed each of the Company Clients in writing of the transactions contemplated by this Agreement by sending each such client a notice in substantially the form of Exhibit 7.3 hereto and has, in compliance with the Advisers Act and all other Applicable Laws, to the extent applicable, requested their consent to the assignment of their Investment Advisory Agreements. Seller, the Company, the

Partnership and each of the Managers (with the reasonable cooperation of Buyer and AMG) shall use all commercially reasonable efforts to obtain such consent. Buyer agrees that the Company may satisfy this obligation, insofar as it relates to any Investment Advisory Agreement by providing each such Company Client with the notice contemplated by the first sentence of this Section 7.3 and obtaining its consent in the form of an actual written consent or in the form of an implied consent and complying with any other requirements of all Applicable Laws, including to the extent applicable, the disclosure requirements of Rule 204-3 of the Advisers Act, and any requirements of the Company's contract with such Company Client. It is understood that such implied consent may be obtained, to the extent permitted by (i) Applicable Laws other than the Advisers Act, and
(ii) the applicable contract with such client, by requesting written consent as aforesaid and informing such Company Client of: (x) the Company's intention to assign such Investment Advisory Agreement; (y) Buyer's (or its applicable Subsidiary's or Affiliate's) intention to continue the advisory services, pursuant to the existing Investment Advisory Agreement, with such Company Client after the Closing Date if such Company Client does not terminate such Investment Advisory Agreement prior to the Closing Date; and (z) that the consent of such Company Client will be implied if such Company Client continues to accept such advisory services without termination and a period of forty-five (45) days have elapsed since the date such Company Client received such notice. Each of the parties hereto acknowledges that the form of notice set forth in Exhibit 7.3 satisfies the requirements of each of (x), (y) and (z) above.

      Section 7.4 Confidentiality and Announcements.

            (a) Without limiting in any way the terms of the Confidentiality Agreement, no party hereto, nor any of their respective Affiliates, shall disclose publicly (i) the fact of execution and delivery hereof other than with the prior written consent of Seller and Buyer or (ii) any of the contents hereof other than as required by law upon prior notice to Seller and Buyer and other than with the prior consent of Seller and Buyer; provided, however, that nothing contained herein shall prohibit any party (or any Affiliate thereof), following notification to Seller and Buyer if practicable, from making any disclosure which its counsel determines to be required by law. Notwithstanding the foregoing or anything else set forth herein to the contrary, the parties hereto acknowledge and agree that (i) all required filings with Governmental Authorities regulating Buyer, Seller, the Company and its Subsidiary (and, following the Asset Transfer, the Partnership and the U.K. Partnership) and their Affiliates or by Applicable Laws in accordance with the operation of the business of the foregoing and any actions they may wish to undertake, (ii) all required filings under the HSR Act and responses to questions with respect thereto, and (iii) disclosures to Buyer's lenders and other financing services are all expressly permitted.

            (b) Schedule 1.1(a) sets forth all of the employees and certain former employees of the Company and its Subsidiary as of the date of this Agreement. The Partnership has no employees. Seller covenants and agrees with Buyer, that for a period of two (2) years after the Closing, none of Seller or any of its Affiliates on the date hereof, shall, without the express written consent of Buyer, directly or indirectly, whether as owner, part-owner, shareholder, partner, or in any other capacity, on behalf of itself or any firm, corporation or other business organization: (i) solicit or induce any individual which, to such party's Knowledge, was an employee or former employee of the Company or its Subsidiary set forth on Schedule 1.1(a) to terminate his or her employment relationship or consulting relationship with the Company, its Subsidiary, the Partnership, the U.K. Partnership or any direct or indirect subsidiary of AMG, or (ii) hire any individual which, to such party's Knowledge, was such a Person.

      Section 7.5 Expenses. Regardless of whether any or all of the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided herein, each of the Parties hereto shall each bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that Buyer shall bear all costs and expenses incurred by Seller and which would not have to be borne but for the use of the Partnership structure, which expenses, to the extent incurred prior to the Closing Date (it being understood and agreed that no costs or expenses shall be reimbursed after the Closing Date if they are incurred without the prior written approval of Buyer or AMG) shall be billed to Buyer prior to or at the Closing, with such specificity as Buyer may reasonably require.

      Section 7.6 Covenants with Respect to Agreement. During the period from the date of this Agreement through the Closing Date, except as required by Applicable Law or with the prior written consent of Buyer and Seller: (a) no party to this Agreement shall take any action that would, or could reasonably be expected to: (i) result in any of such party's representations and warranties set forth in this Agreement being or becoming untrue in any material respect;
(ii) result in any of the conditions to the Closing set forth in Article VIII not being satisfied; (iii) result in a material violation of any provision of this Agreement; or (iv) adversely affect or materially delay the receipt of any of the requisite regulatory approvals, and (b) each party hereto shall use its respective commercially reasonable efforts to cause to be satisfied all conditions to the Closing set forth in Article VIII which are within the reasonable control of such party. Nothing set forth in this Section 7.6 shall prevent a Manager from terminating his employment with the Company prior to the date of the execution of the Interim Partnership Agreement.

      Section 7.7 Access; Certain Communications. Between the date of this Agreement and the Closing Date, subject to Applicable Laws relating to the exchange of information, Seller shall cause the Company and its Subsidiary to afford to Buyer and its authorized agents and representatives access, upon reasonable notice and during normal business hours, to all contracts, documents and information of or relating to the assets, liabilities, business, operations, personnel and other aspects of the business of the Company and its Subsidiary (including any information which Buyer or Goodwin, Procter & Hoar shall request in connection with the legal opinion contemplated by Section 3.2(e) hereof), Seller shall cause the Company and its Subsidiary to cause their respective personnel to provide reasonable assistance to Buyer in Buyer's investigation of matters relating to the transactions contemplated hereby; provided, however, that Buyer's investigation shall be conducted in a manner which does not unreasonably interfere with the Company's and its Subsidiary's normal operations, customers, and employee relations. Without limiting any of the terms thereof, the terms of the Confidentiality Agreement (except to the extent that they conflict with a provision hereof) shall govern Buyer's and its agents' and representatives' obligations with respect to all confidential information with respect to the Company or any Affiliate thereof provided or made available to them at any time, including the period between the date of this Agreement and the Closing Date.

      Section 7.8 Regulatory Matters; Third Party Consents.

            (a) Seller, Buyer, AMG, the Company, its Subsidiary, the Partnership, the Managers and the Management Corporations shall cooperate (and Seller shall cause the Company and its Subsidiary to cooperate) with each other and use all reasonable efforts promptly to prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities which are necessary or considered advisable by either Seller or Buyer to consummate the transactions contemplated by this Agreement (it being understood that Seller and/or the Company shall be responsible for communications with parties with whom the Company is in contractual privity including all investment advisory clientele). Seller and Buyer will have the right to review in advance, and will consult with the others on, in each case subject to Applicable Laws relating to the exchange of information, all the information relating to Seller, the Company, its Subsidiary, or Buyer, as the case may be, and any of their respective Affiliates which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement, provided, however, that nothing contained herein shall be deemed to provide any party with a right to review any information provided to any Governmental Authority on a confidential basis in connection the transactions contemplated hereby. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the others apprised of the status of matters relating to completion of the transactions contemplated herein. The party responsible for a filing as set forth above shall promptly deliver to the other parties evidence of the filing of all applications, filings, registrations and notifications relating thereto (except for any confidential portions thereof), and any supplement, amendment or item of additional information in connection therewith (except for any confidential portions thereof). The party responsible for a filing shall also promptly deliver to the other party a copy of each material notice, order, opinion and other item of correspondence received by such filing party from any Governmental Authority in respect of any such application (except for any confidential portions thereof). In exercising the foregoing rights and obligations, Seller and Buyer shall act reasonably and as promptly as practicable.

            (b) Seller, Buyer and AMG shall, upon request, furnish each other with all information concerning themselves, their Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Buyer, the Company or any of their respective Affiliates to any Governmental Authority in connection with the transactions contemplated by this Agreement (except to the extent that such information would be, or relates to information that would be, filed under a claim of confidentiality).

            (c) Seller, Buyer and AMG shall (and Seller shall cause the Company to) promptly (but in any event within one (1) business day) provide Seller, Buyer and AMG with copies of any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement or which regulates a substantial portion of the business of the Company or its Subsidiary.

            (d) Seller shall (and shall cause the Company to) provide Buyer with regular written updates as to the progress of any investigations undertaken or underway by any Governmental Authority with respect to the Company or its Subsidiary (including, without limitation, a written description of areas of inquiry and any areas which are indicated as areas of concern) and shall, in the case of any so-called "exit interview" or other meeting regarding any investigation by any Governmental Authority, promptly (but in any event within one (1) business day) provide Buyer with a written description of such meeting which includes a complete description of each matter discussed.

      Section 7.9 Releases.

            (a) Seller shall use its best efforts to deliver to Buyer general releases signed by Seller and Apprise Corp. as may be requested by Buyer, releasing all claims which any of them have against the Company, its Subsidiary or the Partnership in a form reasonably acceptable to Buyer.

            (b) Seller shall use its best efforts to obtain for the Company releases from all the Company's liabilities under that certain Asset Purchase Agreement dated as of August 11, 1995, by and between the Company and American Re Asset Management, Inc., other than pursuant to Section 6.14(a) thereof (relating to certain non-competition Covenants) (in form and substance satisfactory to Buyer) and all the agreements and documents entered into in connection therewith (the "Am Re Documents"), including, without limitation, releases from the provisions of Section 3.3 Purchase Price Adjustment, and
Section 8.2 Indemnification by Seller of such Asset Purchase Agreement and releases from the provisions of the Indemnity and Minimum Revenue Agreement (as such term is defined in the Asset Purchase Agreement referred to above).

      Section 7.10 Notification of Certain Matters.

            (a) Each party shall give prompt notice to the other parties hereto of (i) the occurrence, or failure to occur, of any event or existence of any condition that has caused or could reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, up to and including the Closing Date, and (ii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

            (b) The Company shall, within fifteen (15) days after the end of each month (commencing with the month of January, 1996) (and has, with respect to the month of December, 1995), provide to Buyer interim unaudited balance sheets, statements of income, changes in stockholders' equity and cash flows (the "Interim Financial Statements"). The Interim Financial Statements shall fairly present in all material respects the financial position and results of operations of the Company and its Subsidiary as of the date thereof and for the period covered thereby, and shall be prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) applied in a manner consistent with the audited Company Financial Statements as of and for the period ended December 31, 1994.

      Section 7.11 Maintenance of Records. The Company and its Subsidiary will maintain the Records in all material respects in the same manner and with the same care that the Records have been maintained prior to the execution of this Agreement. From and after the Closing Date, the Company and each of the parties hereto shall permit the parties hereto reasonable access to any applicable Records in its possession arising on or before the Closing Date and reasonably necessary in connection with any claim, action, litigation or other proceeding involving the party requesting access to such Records or in connection with any legal obligation owed by such party to any present or former customer of the Company.

      Section 7.12 Employees and Employee Plans.

            (a) General.

                  (i) No provision of this Agreement shall be construed to prohibit the Company from having the right to terminate the employment of any individual employed by the Company after the Closing, with or without cause, or to amend or to terminate any employee benefit plan, established, maintained or contributed to by the Company after the Closing.

                  (ii) Service by the Company Employees with the Company, Seller or any of their Affiliates shall be recognized under each benefit plan or arrangement established, maintained or contributed to by Buyer, the Company or any of their Affiliates after the Closing for the benefit of any Company Employee for purposes of eligibility to participate and vesting, but in no event shall such service be taken into account in determining the accrual of benefits under any such benefit plan or arrangement, including, but not limited to, a defined benefit plan.

            (b) Welfare Plans.

                  (i) The Company Employees shall cease active participation in the employee benefit plans maintained by Seller, the Company or any of their Affiliates applicable to Company Employees prior to the Closing that are "welfare plans" (as defined in Section 3(1) of ERISA) as of the Closing Date ("Seller's Welfare Plans"); provided, however, that at the option of Buyer, Buyer may elect, by written notice to Seller, at least twenty-five (25) days prior to the Closing Date, to continue coverage of the Company Employees under any or all of Seller's Welfare Plans specified in such election for the period commencing on the Closing Date and ending on a date specified by Buyer (not later than the date set forth in clause
      (ii) below). If Buyer makes such election, Buyer shall reimburse Seller on a monthly basis, within ten (10) Business Days of notification by Seller of the amount of such costs, for the monthly costs incurred in providing such coverage. The costs of coverage shall be determined by Seller in accordance with substantially the same methods and procedures under which such costs of coverage were determined by Seller immediately prior to the Closing Date.

                  (ii) In no event shall any Company Employee continue to be covered under Seller's Welfare Plans after the 60th day following the Closing Date, except as required by applicable law or otherwise agreed to in writing by the parties or provided in (iii) or (v) below.

                  (iii) Company Employees who, on the Closing Date, are receiving disability benefits under the Disability Plan shall remain covered under the Disability Plan, subject to the provisions of the Disability Plan, and neither the Company, its Subsidiary, Buyer nor the Partnership shall have any responsibility or liability for the payment of such benefits. Company Employees who have previously satisfied the requirements for retiree medical and/or life insurance coverage provided under Seller's Welfare Plans shall remain eligible for such coverage, subject to the provisions of Seller's Welfare Plans, and neither the Company, its Subsidiary, Buyer nor the Partnership shall have any responsibility or liability for the payment of such benefits.

                  (iv) Seller's Welfare Plans shall retain the liability for all benefit claims which are incurred by Company Employees and Former Employees under the Seller's Welfare Plans prior to the Closing Date, including all claims incurred before the Closing Date, and neither the Company, its Subsidiary, Buyer nor the Partnership shall have any responsibility or liability for the payment of such benefits; provided, however, that (i) the Company shall, at the Closing, assign to Seller that certain $20,000 deposit held by Apprise Corp., and (ii) the Partnership shall, at the Closing, pay to Seller an amount equal to $667.00 for each day in the period beginning with

      January 18, 1996, and ending on the earlier to occur of (A) the Closing Date, (b) February 17, 1996 or (C) the date on which the Company puts into place a new welfare plan providing medical coverage to employees of the Company and its Subsidiary which is acceptable to Buyer and Seller and which then replaces the Seller's Welfare Plan which is providing medical coverage to employees of the Company and its Subsidiary.

                  (v) Seller's Welfare Plans shall retain liability for the continuation of coverage for all Former Employees and beneficiaries of Former Employees or Company Employees who are receiving benefits required to be provided by Part 6 of Subtitle B of Title I of ERISA as of the Closing Date, and neither the Company, its Subsidiary, the Buyer nor the Partnership shall have any responsibility or liability for the payment of such benefits.

            (c) Defined Benefit Plans. The Retirement Plan and the SERP cover certain of the Company Employees and the Former Employees. The Retirement Plan shall retain liability for all benefits accrued through the Closing Date with respect to the Company Employees and the Former Employees. Effective as of the Closing Date, Company Employees described in the first paragraph of the definition of Company Employees shall be deemed, for all purposes in applying the Retirement Plan and SERP, to have become 100% vested in their accrued benefits and to have terminated their service on that date.

      As of the Closing Date, the Company and its Subsidiary shall cease to be participating employers in the Retirement Plan, and Seller at its expense shall take such steps as may be required to effectuate the cessation of participating employer status by the Company and its Subsidiary.

            (d) Defined Contribution Plans. The IRP and the SIRP cover certain of the Company Employees and the Former Employees. Effective as of the Closing, Seller shall cause all accruals of benefits in respect of the Company Employees described in the first paragraph of the definition of Company Employees to cease under the IRP and the SIRP. The IRP shall retain liability for all benefits accrued through the Closing Date with respect to the Company Employees and the Former Employees. Effective as of the Closing Date, all Company Employees described in the first paragraph of the definition of Company Employees shall be deemed, for all purposes in applying the IRP and the SIRP, to have become 100% vested in their accrued benefits and to have terminated their service on that date.

            (e) Benefit Plans. Prior to the Closing, Seller shall take all action necessary to assume all liabilities of the Company arising under, in connection with, or relating to, any Benefit Plan that provides nonqualified pension or deferred compensation benefits, including, but not limited to, the SERP and the SIRP, but excluding liabilities under the Company's Incentive Compensation Plan. Effective as of the Closing, the Incentive Compensation Plan shall be amended in accordance with the provisions of Section 8 thereof so that it is in form and substance acceptable to Buyer. Buyer shall cause the Company to provide for payment of all amounts payable on or after December 31, 1995, under the Company's Incentive Compensation Plan, as amended (the "ICP"). With respect to amounts payable under the ICP, to which employees become vested as of December 31, 1995 and which are payable in 1996, Buyer agrees that (i) it will notify Seller immediately of the payment of such amounts, (ii) it will not take any deduction for federal or state income tax purposes for the payment of such amounts, and, (iii) it will cause such amounts to be received by the employees entitled thereto within 2 and 1/2 months of December 31, 1995 within the meaning of Treasury Regulations section 1.404(b)-1T(A-2)(b)(1). With respect to all other amounts payable under the ICP ("Post-1995 ICP Payments"), neither Buyer, including any of its Affiliates (including the Partnership), nor Seller, including any of its Affiliates, shall treat for any purpose such amounts as additional consideration paid to Seller or as other than compensation paid by Buyer or any of its Affiliates (including the Partnership). Buyer shall also indemnify, on an after-tax basis, Seller and its Affiliates for any Taxes, along with any reasonable accountants and attorneys fees, incurred by Seller and its Affiliates that are attributable to any Post-1995 ICP Payment being treated as additional consideration paid to Seller ("Additional Income") if Seller or another member(s) of the affiliated group of which it is a member is not entitled to receive an offsetting deduction, either in the same taxable year of Seller (or such other member) or a subsequent taxable year ("Offsetting Deduction"). In addition, if a Post-1995 ICP Payment is treated as Additional Income paid to Seller in one taxable year but Seller (or another member or members of its affiliated group) is entitled to receive an Offsetting Deduction in a subsequent taxable year, Buyer shall pay to Seller, the Annual Deferral Amount. For each taxable year, the Annual Deferral Amount shall be calculated as follows: the sum of: (i) the product of (x) the amount by which the cumulative amount of the Additional Income exceeds the cumulative amount of the Offsetting Deduction that has accrued to Seller (or other member(s) of its affiliated group) for federal income tax purposes in such taxable year or in a prior taxable year, (y) the highest marginal rate of taxes payable by a corporation for federal income tax purposes in effect for such taxable year, and (z) the applicable rate of interest (which may be a fluctuating rate) under section 6621(a)(2) of the Code, and (ii) the amount of Taxes that are incurred by Seller as a consequence of receipt of the Annual Deferral Amount. Any indemnity claims hereunder shall be subject to the procedures set forth in Section 9.5 but any dispute regarding the interpretation of the language of this Section 7.12(e) shall be resolved as set forth in Section 11.8.

            (f) Further Assurances. Seller and Buyer agree to cooperate to carry out the duties and responsibilities contained in this Section 7.12. In addition, Seller agrees to make available to Buyer such information as Buyer may reasonably request to facilitate the determination of (i) the period of service of any Company Employee and Former Employee with the Company, Seller or any of their Affiliates prior to the Closing Date, (ii) individual service accruals and salary histories of Company Employees and Former Employees, and (iii) such other information as Buyer may reasonably request to carry out the provisions of this
Section 7.12.

                      ARTICLE VIII - CONDITIONS TO CLOSING

      Section 8.1 Conditions to Buyer's Obligations. In addition to the conditions set forth in Section 8.3 hereof, the obligations of Buyer to effect the Closing shall be subject to the following conditions, any one or more of which may be waived in writing, in whole or in part, by Buyer:

            (a) Representations and Warranties. The representations and warranties of Seller, the Company, its Subsidiary, the Managers and the Management Corporations set forth in this Agreement (and in any Schedule or Exhibit attached hereto) and in each other Transaction Document or otherwise made in writing by any of them (including, without limitation, in the Representation Certificate in the form attached hereto as Exhibit 8.1(j)) or any person on their behalf shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak only as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except that the representations in Section
4.14 shall also be made with respect to assets under management and advisory contracts as of a date which is not more than ten (10) days prior to Closing.

            (b) Covenants. The Seller Entities, the Managers and the Management Corporations shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement and the other Transaction Documents to be performed or complied with by them on or prior to the Closing Date. Each of the Seller Entities, the Managers and the Management Corporations shall have furnished Buyer with a certificate dated as of the Closing Date with respect to each of the matters set forth in Sections 8.1(a) and 8.1(b) with respect to such Person.

            (c) Registration.

                  (i) The Partnership shall be eligible to operate as an investment adviser under the Advisers Act and the rules and regulations promulgated thereunder and shall have become registered and be eligible to operate as a Commodity Trading Advisor under the Commodity Exchange Act and the rules and regulations promulgated thereunder, in each case, upon consummation of the transactions contemplated hereby, and the Partnership, the U.K. Partnership, the Company and its Subsidiary shall have all other material Permits if and to the extent necessary or reasonably deemed necessary to enable the Partnership to conduct the businesses presently being conducted by the Company, and to enable the Company's Subsidiary to continue to conduct the businesses presently being conducted by the Company's Subsidiary in each case, upon consummation of the transactions contemplated hereby.

                  (ii) Buyer and its direct and indirect equity holders shall have become registered with, or obtained approvals from, any Governmental Authority or industry self-regulatory body (including, without limitation, IMRO) to the extent reasonably necessary in connection with the transactions contemplated hereby.

                  (iii) Each Seller Entity (and, to the extent applicable, such other of their Affiliates as may be necessary) shall have notified IMRO, and obtained IMRO's clearance, of the changes of control of the Company and its Subsidiary to the extent required by Chapter IV of the IMRO Rules and Part VII of the Investment Services Regulations 1995.

            (d) Consents. Except as otherwise specifically contemplated hereby, all actions by or in respect of, or filings with, any Governmental Authority required to permit the consummation of the transactions contemplated hereby so that upon consummation of the transactions contemplated hereby, the Company's Subsidiary shall be able to continue to carry on its business in all material respects in the manner now conducted by it, so that the Partnership shall be able to carry on the businesses presently being conducted by the Company in all material respects in the manner now conducted by the Company and so that the Company shall be able to act as general partner of the Partnership and the U.K. Partnership, shall have been taken, made or obtained, and any and all other material permits, approvals, consents (including, but without limitation, consents required under the contracts listed on Schedule 4.5(b)) or other action commercially necessary to consummate the transactions hereunder shall have been received or taken, and none of such permits, approvals or consents shall contain any provisions which, in the reasonable judgment of Buyer, are unduly burdensome (including any materially greater costs under any contracts) (provided, that a restriction imposed on the Partnership or the Company's Subsidiary shall not be unduly burdensome if it is not materially greater than a restriction currently imposed on the Company or its Subsidiary, respectively, as of the date hereof) (or, with respect to the contracts listed on Schedule 4.5(b), equivalent contracts shall have been entered into by the Partnership on substantially equivalent terms and at costs which are not materially greater).

            (e) Asset Transfer. (i) The transactions contemplated by the Asset Transfer Agreement (together with the Schedules and Exhibits contained in such Agreement) shall have occurred and at least one (1) full business day shall have elapsed from the Effective Time, and (ii) such other and additional documents and instruments of transfer as Buyer shall reasonably have requested to effectuate the asset and liability transfers thereunder shall have been executed and delivered.

            (f) Non Solicitation/Non Disclosure Agreements. Each Manager and each Management Corporation shall have entered into a Non Solicitation Agreement with the Partnership, the U.K. Partnership, the Company and Buyer in substantially the form attached hereto as Exhibit 8.1(f) with respect to the Managers listed on Schedule 8.1(f)(i) hereto and, with respect to those Managers listed on Schedule 8.1(f)(ii), in form and substance reasonably satisfactory to Buyer and in substance materially consistent with the form attached hereto as
Exhibit 8.1(f), and each such Non Solicitation Agreement shall be in full force and effect.

            (g) Partnership. Prior to the Asset Transfer, the Company and each of the Managers and Management Corporations shall have entered into the Interim Partnership Agreement. In addition, the Interim Partnership Agreement shall have been amended and restated into the Restated Partnership Agreement by the Company and each of the Managers and each of the Management Corporations. The Partnership's capitalization, including Partnership Points and options and other rights to purchase Partnership Points, and the Capital Accounts in the Partnership shall be as set forth on Schedule 4.4(b) hereto.

            (h) U.K. Partnership. The U.K. Partnership Agreement in form and substance reasonably satisfactory to Buyer and in substance materially consistent with Exhibit 8.1(h)(i) (the "U.K. Partnership Agreement") shall have become effective with each of the Managers and the Management Corporations having entered into such U.K. Partnership Agreement. The transactions contemplated by the Stock Contribution Agreement in a form materially consistent with that attached hereto as Exhibit 8.1(h)(ii) (the "Stock Contribution Agreement") shall have occurred, and such other and additional documents and instruments of transfer as Buyer shall have reasonably requested to effectuate the stock contribution shall have been executed and delivered. The U.K. Partnership's capitalization, including U.K. Partnership Points and options and other rights to purchase U.K. Partnership Points, and U.K. Capital Accounts in the U.K. Partnership shall be as set forth as Schedule 8.1(h) hereto.

            (i) Resignations. The Company shall have delivered to Buyer the resignations of such Directors of the Company as may be requested by the Buyer at least three (3) days prior to the Closing, such resignations to be effective at the Closing. The Company's Subsidiary shall have delivered to Buyer the resignations of such Directors of the Company's Subsidiary as may be requested by Buyer at least three (3) days prior to the Closing (provided, however, that the Buyer will not at any time through the Closing Date request the resignation of any of Messrs. Arnott, Goodsall or Brown at any time when such Person is employed by the Company or its Subsidiary), such resignations to be effective at the Closing, with all related necessary filings having been made effective as of such time.

            (j) Representation Certificate and Related Matters. Seller shall have delivered to Buyer a representation certificate in the form attached hereto as Exhibit 8.1(j). In addition (i) Buyer shall be reasonably satisfied with the compliance of the Company's disclosure to its clients under Sections 204 and 205 of the Advisers Act; and (ii) the on sight SEC examination of the Company referred to on Schedule 4.12(c) shall have been completed, Seller shall have provided Buyer with a written summary of all material areas of inquiry and concern communicated to the Company or Seller and how any material questions (including, without limitation, any indicated deficiencies or violations or possible violations of Securities Laws) raised during such examination were resolved, and either (A) the Company shall have been informed that no so-called "deficiency letter" will be issued and no adverse action will be taken by the SEC, or (B) Buyer shall have learned either (x) through a written summary of a so-called "exit interview" provided to Buyer by Seller pursuant to Section 7.8(d) hereof, or (y) through other means reasonably acceptable to Buyer, that such SEC examination has concluded with no indication that the examiners have found any violations or possible violations of any Securities Laws or other deficiencies which, or the basis of which, could reasonably be expected to have a Material Adverse Effect on any of AMG, the Company or the Partnership.

            (k) Power of Attorney. Seller shall have terminated or caused to be terminated any outstanding powers of attorney with respect to the Company or its Subsidiary.

            (l) Insurance Policies. Each of the Partnership and the Company's Subsidiary shall have in place insurance policies (a) which Buyer may reasonably deem necessary (it being agreed that insurance policies which provide equivalent coverage to those listed on Schedule 4.21 hereto shall be satisfactory) and (b) which survive the Closing for such period as Buyer shall reasonably deem necessary.

            (m) Releases. The Company shall have obtained the releases contemplated by Section 7.9 hereof.

            (n) Xerox Financial Services Indemnification Agreement. Xerox Financial Services shall have entered into an Indemnification Agreement covering Tax and ERISA representations and matters herein) with the Company, the Buyer and AMG (the "XFS Indemnification Agreement"), which agreement shall be in form and substance reasonably satisfactory to Buyer.

            (o) Confidentiality Agreement. Seller shall have entered into an agreement respecting confidentiality of information relating to the Company, its Subsidiary, the Partnership, the U.K. Partnership and AMG in form and substance satisfactory to Buyer.

            (p) Welfare Plans. The Partnership and the Company's Subsidiary shall have in place such welfare and benefit plans (a) which Buyer may reasonably deem necessary (it being agreed that plans which are in compliance with all Applicable Laws and provide benefits at least equal to those presently received by employees of the Company and its Subsidiary shall be satisfactory),
(b) which survive the Closing for a period of at least six months, and (c) which do not cost materially more than $22,500 per month.

            (q) Each Seller Entity (and, to the extent applicable, such other of their Affiliates as may be necessary) shall have notified IMRO, and obtained IMRO's clearance, of the changes of control of the Company and its Subsidiary in accordance with Chapter IV of the IMRO Rules and Part VII of the Investment Services Regulations 1995.

            (q) Liabilities. None of the Company, its Subsidiary, the Partnership or the U.K. Partnership shall have incurred any liabilities, nor shall any liabilities of any of the foregoing exist, other than (i) liabilities set forth on Schedule 4.8(a) or Schedule 4.8(c) hereto, (ii) liabilities incurred after the date hereof in the ordinary course of business of the Company and its Subsidiary, consistent with past practices, and (iii) liabilities to which Buyer has given its prior written consent.

            (r) Code of Ethics. The Partnership shall have adopted a Code of Ethics in form and substance reasonably satisfactory to Buyer.

            (s) Legal Opinions. The Buyer and AMG shall have received the legal opinions described in Section 3.2(a)(13) and 3.2(b)(7).


      Section 8.2 Conditions to Seller's Obligations. In addition to the conditions set forth in Section 8.3 hereof, the obligations of Seller to effect the Closing shall be subject to the following conditions, any one or more of which may be waived in writing, in whole or in part, by Seller:

            (a) Representations and Warranties. The representations and warranties of Buyer and AMG set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak only as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure to be so true and correct would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated herein; and

            (b) Covenants. Buyer and AMG shall have performed and complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date. Buyer and AMG shall have furnished Seller with a certificate dated as of the Closing Date with respect to the matters set forth in Sections 8.2(a) and 8.2(b).

            (c) Legal Opinion. Seller shall have received the legal opinion described in Section 3.2(c)(6).

      Section 8.3 Mutual Conditions. The obligations of each of Seller, Buyer and AMG to effect the Closing shall be subject to the following conditions, any one or more of which may be waived in writing by either of the parties (as to itself):

            (a) Advisory Client Consents. The conditions under this Section 8.3(a) shall have been fulfilled when the conditions set forth in both (X) and
(Y) below have been satisfied.

            (X) Company Clients whose Investment Advisory Agreements provide for the payment (based on the sum of the Fee Arrangement Values of each such Investment Advisory Agreement) of fees constituting at least ninety percent (90%) of the Base Fees shall have given Consent to the transactions contemplated hereby, and Investment Advisory Agreements which (based on their Fee Arrangement Values) represent ninety percent (90%) of the Base Fees shall not have been terminated at or prior to the Closing and shall then be in full force and effect. For purposes of this Section 8.3:

                  (i) "Base Fees" shall mean $22,222,540.

                  (ii) "Consent" shall mean (A) with respect to a client whose contract by its terms terminates upon the consummation of the transactions contemplated hereby, that the Partnership shall have entered into a new contract on substantially equivalent terms which contract is effective after giving effect to the Closing, (B) with respect to a client whose contract by its terms requires written consent from a party or parties thereto for its assignment by virtue of the transactions contemplated hereby, that the Company and the Partnership shall have obtained all such written consents as may be required for the consummation of the transactions, and (C) with respect to a client whose contract by its terms does not require written consent from any party thereto for its assignment by virtue of the transactions contemplated hereby, that the Company and the Partnership shall either have obtained written consent from each party thereto or shall have obtained such consents for the assignment of the client's Investment Advisory Contract as may be required under such contract and under Applicable Laws. Notwithstanding the foregoing, any Company Client which has terminated an investment relationship with the Company or its Subsidiary (or, after giving effect to the Closing, the Partnership) or any Company Client which has, in writing (which writing has not been countermanded by a subsequent writing), expressed its intent to terminate an investment relationship with the Company or its Subsidiary within six
      (6) months of the date of such writing, shall be deemed not to have Consented, and with respect to any Company Client which has withdrawn assets from the Company's management or which has, in writing (which writing has not been countermanded by a subsequent writing), expressed its intent to withdraw assets from the Company's management (or that of its Subsidiary) within six (6) months of the date of such writing, such Company Client shall be deemed to have consented only with respect to that portion of the assets which are not and would not be so withdrawn.

                  (iii) "Fee Arrangement Value" shall mean, (A) with respect to each fee arrangement under each advisory contract which was in effect on September 30, 1995, the Annualized Advisory Fees payable to the Company based on assets under management under such fee arrangement as set forth in the relevant agreement as of September 30, 1995, and set forth on
      Schedule 8.3(a) hereto, (B) with respect to each fee arrangement under each advisory contract which was entered into after September 30, 1995, but prior to the date hereof, the Annualized Advisory Fees payable to the Company based on assets under management under such fee arrangement as set forth in the relevant agreement as of the date of such agreement and set forth on Schedule 8.3(a) hereto, and (C) with respect to each fee arrangement under each advisory contract (or each new fee arrangement under an existing contract) which is entered into after the date hereof, the annualized investment advisory fees payable to the Company based on assets under management under that fee arrangement as of the date assets are first managed under that fee arrangement, computed as follows: (I) in the case of an advisory fee arrangement which is based on assets under management, by multiplying the assets under management under that fee arrangement by the relevant annual fee, and (II) in the case of an advisory fee arrangement which is a so-called "incentive" or "performance based" fee arrangement, by the Managers estimating the value of such fee in a manner consistent with the computations leading to the determinations of other advisory fees as set forth on Schedule 8.3(a), which estimate shall be included as the annualized advisory fee under such fee arrangement upon its acceptance by Buyer.

      If any additions or withdrawals are made to the assets under management under a fee arrangement, the Fee Arrangement Value of such fee arrangement shall be the value as determined above with respect to such fee arrangement multiplied by a fraction, the numerator of which is the assets under management under such fee arrangement as set forth on Schedule 8.3(a) or, in the case of Clause (C) above, as of the date funds are first managed under that fee arrangement, together with all additions or withdrawals, and the denominator of which is the assets under management under such fee arrangement as set forth on Schedule 8.3(a) or, in the case of Clause (C) above, as of the date funds are first managed under that fee arrangement;

      and (Y) either (i) all Company Clients shall have Consented or responded negatively to the notice described in Section 7.3, or (ii) forty-five (45) days shall have elapsed since the date the notice described in Section 7.3 was sent.

      At the Closing, Seller shall deliver a certificate certifying as to the computation under this Section 8.3(a) and compliance with the foregoing.

            (b) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No proceeding initiated by any Governmental Authority seeking an injunction against the transactions contemplated by this Agreement shall be pending. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts or makes illegal consummation of the transactions contemplated hereby.

            (c) In respect of the notifications of Seller and Buyer pursuant to the HSR Act, the applicable waiting period and any extensions thereof shall have expired or been terminated.


                     ARTICLE IX - SURVIVAL; INDEMNIFICATION

      Section 9.1 Survival.

            (a) The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto (including, without limitation, the Representation Certificate in the form attached hereto as
Exhibit 8.1(j)) shall only survive the Closing and the consummation of any or all of the transactions contemplated hereby through March 31, 1997 except (i) for any representations and warranties made pursuant to Sections 4.6, 4.16 and
4.17 and, to the extent and only to the extent the matters covered thereby involve ownership of the Shares, Taxes or ERISA matters, Section 4.22, which shall survive until the expiration of the applicable statutes of limitations (if any), and (ii) to the extent any such representation or warranty was fraudulently made or contained intentional misrepresentations, in which case each such representation and/or warranty shall survive through March 31, 1999. The expiration of any representation or warranty shall not affect any claim made in writing with reasonable specificity prior to the date of such expiration, but after the expiration of a representation or warranty (except to the extent it is extended pursuant to this paragraph (a)), no new claim may be brought alleging a breach of that representation or warranty.

            (b) All unwaived covenants herein not fully performed shall survive the Closing Date and continue thereafter until fully performed, but a covenant the non-performance of which has been disclosed to Buyer with reasonable specificity prior to the Closing Date, and which has been waived in a writing making reference to such covenant (including by virtue of the Buyer countersigning a disclosure schedule appended to the certificate provided by Seller pursuant to Section 8.1(b)) shall not survive the Closing. Any investigation, audit or other examination that may have been made or may be made at any time by or on behalf of the party to whom any such representation or warranty is made shall not limit or diminish such representations and warranties, and the parties may rely on the representations and warranties set forth in this Agreement irrespective of any information obtained by them by any investigation, audit or examination or otherwise. Any, fact or occurrence after the date of this Agreement which is disclosed to Buyer with reasonable specificity prior to the Closing Date and accepted by Buyer in a writing making reference to such representation (including by virtue of the Buyer countersigning a disclosure schedule appended to the certificate provided by Seller pursuant to Section 8.1(b)) shall be deemed to be a scheduled disclosure to the representation and shall qualify such representation.

            (c) The rights of the parties hereto to recourse on the representations and warranties set forth herein shall not be limited by the fact that a representation or warranty was not breached due to its limitation to occurrences that do not cause a Material Adverse Effect on one or more Persons (except for those representations and warranties which are so modified in Sections 4.1, 4.2, 4.12(b) and 4.19).

      Section 9.2 Indemnification by Seller. Subject to the limitations contained in Section 9.1 and Section 9.6, Seller shall indemnify, reimburse, defend and hold harmless Buyer, AMG and their respective directors, officers, employees, Affiliates (including, without limitation, the Company), and their respective successors and assigns (the "Buyer Indemnified Parties") from and against any Loss arising from a claim asserted by an unaffiliated (with the Indemnitee) third party (including, without limitation, any Governmental Authority) against the Indemnitee (a "Third-Party Claim") and incurred by any of them based upon, arising out of or otherwise in respect of (i) any inaccuracy in or any breach of any representation by any Seller Entity contained herein, in the other Pre-Closing Transaction Documents, in any certificate (including, without limitation, the Representation Certificate) or other writing delivered pursuant hereto or thereto (including the Schedules of exceptions to such representations), and (ii) the nonfulfillment on the part of Seller, the Company, its Subsidiary or the Partnership of any unwaived covenant set forth in this Agreement or the other Pre-Closing Transaction Documents which survives the Closing Date.

      Section 9.3 Indemnification by Buyer and AMG. Subject to the limitations contained in Section 9.1 and Section 9.6, Buyer and AMG shall indemnify, reimburse, defend and hold harmless Seller and its directors, officers, employees and Affiliates (the "Seller Indemnified Parties"), and their respective successors and assigns from and against any Loss arising from a Third-Party Claim and incurred by any of them based upon, arising out of or otherwise in respect of (i) any inaccuracy in or breach of any representation by Buyer or AMG contained herein, or in any certificate or other writing delivered pursuant hereto (including the Schedules of exceptions to such representations), and (ii) the nonfulfillment on the part of AMG or Buyer of any unwaived covenant set forth in this Agreement which survives the Closing Date in accordance with
Section 9.1 hereof.

      Section 9.4 Indemnification by Management Corporations. Subject to the limitations contained in Section 9.1 and Section 9.6, each Management Corporation and each Manager shall jointly and severally indemnify, reimburse, defend and hold harmless the Buyer Indemnified Parties from and against any Loss arising from a Third-Party Claim against any such Indemnitee and incurred by any of them based upon, arising out of or otherwise in respect of (i) any inaccuracy in or breach of any representation by such Management Corporation or Manager contained herein, in the other Transaction Documents, or in any certificate or other writing delivered pursuant hereto or thereto (including the Schedules of exceptions to such representations) and (ii) the nonfulfillment on the part of such Manager or Management Corporation of any unwaived covenant or agreement set forth in this Agreement which survives the Closing Date in accordance with
Section 9.1 hereof. Notwithstanding anything in this Agreement to the contrary, no Manager or Management Corporation shall have any liability under this Section 9.4(a) with respect to the representations and warranties set forth in Article VI, unless the Indemnitee shall have fully pursued any claims he, she or it may have against the Seller (including under Section 9.2) with respect to any breach of the representations or warranties of Seller which gave rise to the Third-Party Claim and the assets of Seller shall be insufficient to satisfy any such claims, and (b) such recourse is limited to the Manager's or Management Corporation's interest in the Partnership and the U.K. Partnership (and such Manager's interest in a Management Corporation, if any).

      Section 9.5 Notice and Opportunity to Defend.

            (a) Notice of Asserted Liability. Promptly after receipt by any party entitled to indemnification hereunder (the "Indemnitee") from any third party of notice of any demand, claim or circumstance that, immediately or with the lapse of time, would reasonably be expected to give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that could reasonably be expected to result in a Loss, the Indemnitee shall give notice thereof (the "Claims Notice") to any other party obligated to provide indemnification pursuant to Section 9.2,
9.3 or 9.4 (an "Indemnifying Party"); provided, however, that a failure to give such notice shall not prejudice the Indemnitee's right to indemnification hereunder except to the extent that the Indemnifying Party is actually prejudiced thereby. The Claims Notice shall describe the Asserted Liability in such reasonable detail as is practicable under the circumstances, and shall, to the extent practicable under the circumstances, indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnitee.

            (b) Opportunity to Defend. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability; provided, however, that if the named parties to any action or proceeding include (or could reasonably be expected to include) both the Indemnitee and the Indemnifying Party, or more than one Indemnitee, and the Indemnitee is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the Indemnitee may engage separate counsel at the expense of the Indemnifying Party. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 20 Business Days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided, contests its obligation to provide indemnification under this Agreement, or fails to make or ceases making a good faith and diligent defense, the Indemnitee may pay, compromise or defend such Asserted Liability all at the expense of the Indemnitee. Except as set forth in the preceding sentence, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may participate at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense, all at the expense of the Indemnifying Party.

      Section 9.6 Basket. No Buyer Indemnified Party shall have any right to seek indemnification under Sections 9.2, or 9.4 of this Agreement until Losses of Buyer Indemnified Parties, taken collectively, that would otherwise be indemnifiable under Sections 9.2 or 9.4 hereof (but excluding any losses described in Section 9.8(b) hereof to the extent paid or reimbursed) exceed $1,625,000 (in the aggregate) (the "Buyer Threshold"), at which time, the full amount of such Losses shall be recoverable in accordance with the terms hereof; provided, however, no single Loss shall be included for purposes of determining the Buyer Threshold unless it, together with any related Losses, exceeds $15,000. No Seller Indemnified Party shall have any right to seek indemnification under Section 9.3 of this Agreement until Losses of the Seller Indemnified Parties, taken collectively, that would otherwise be indemnifiable under Section 9.2 hereof exceed $1,625,000 (in the aggregate) (the "Seller Threshold"), at which time, the full amount of such Losses shall be recoverable in accordance with the terms hereof; provided, however, no single Loss shall be included for purposes of determining the Seller Threshold unless it, together with any related Losses, exceeds $15,000.

      Section 9.7 Limitation on Liability of Managers and Management Corporations. Notwithstanding anything in this Agreement to the contrary, no Manager or Management

Corporation shall have any liability to any of the Buyer Indemnified Parties for a breach of a representation or warranty in Article VI unless the party seeking to assert such liability shall have first fully pursued any claims he, she or it may have against Seller with respect to any breach of a similar representation or warranty by Seller. In addition, any recourse by any of the Buyer Indemnified Parties against any Manager or Management Corporation for a breach of a representation or warranty in Article VI shall be limited to such Manager's or Management Corporation's interest in the Partnership and the U.K. Partnership (and such Manager's interest in a Management Corporation, if any).

      Section 9.8 Exceptions.

            (a) Notwithstanding anything herein to the contrary, the Buyer Indemnified Parties shall not be subject to any limitation pursuant to Section
9.6 hereof in seeking indemnification with respect to losses arising from a breach by the Seller of any of the representations and warranties contained in Sections 4.6, 4.16, 4.17 and, to the extent and only to the extent the matters covered thereby involve ownership of the Shares, Taxes or ERISA matters, Section 4.22;

            (b) Notwithstanding anything herein to the contrary, the Buyer Indemnified Parties shall not be subject to any limitation pursuant to Sections 9.1(a) or 9.6 hereof in seeking indemnification with respect to losses arising out of or resulting from the Am Re Documents or the transactions contemplated thereby.


                             ARTICLE X - TERMINATION

      Section 10.1 Termination.

            (a) This Agreement may be terminated on or prior to the Closing Date only as follows:

                  (i) by written consent of both Seller and Buyer;

                  (ii) at the election of either Buyer or Seller, if the Closing Date shall not have occurred on or before seventy-five (75) days following the notice in Section 7.3, provided that neither party shall be entitled to terminate this Agreement pursuant to this clause (ii) if such party's failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date,

                  (iii) by either Buyer or Seller if a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

                  (iv) by either Buyer or Seller if a condition to its obligation to perform becomes incapable of fulfillment or if it has become reasonably and objectively certain that any of such conditions will not be fulfilled prior to the date set forth in Section 10.1(a)(ii). Notwithstanding the foregoing, the right to terminate this Agreement under this Section 10.1(a)(iv) shall not be available to any party if its condition to perform became incapable of fulfillment or if it has become reasonably and objectively certain that any of such conditions will not be fulfilled prior to the date set forth in Section 10.1(a)(ii) due to its failure to fulfill any obligation under this Agreement.

      Section 10.2 Obligations Upon Termination.

            (a) In the event that this Agreement shall be terminated pursuant to
Section 10.1 hereof, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party except (i) as set forth in Article IX and this Article X hereof, and (ii) that nothing herein will relieve any party from liability for any breach of this Agreement.

            (b) The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to each other party of a written notice of such termination.


                ARTICLE XI - TAX COOPERATION AND INDEMNIFICATION

      Section 11.1 Tax Cooperation.

            (a) Seller and Buyer shall each, and Buyer shall cause the Company to: (i) cooperate in the preparation of any Tax Returns which any other party is responsible for preparing and filing; (ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities; (iii) make available to the other parties and to any taxing authority, as reasonably requested on a timely basis, all information, records, and documents relating to Taxes; and (iv) furnish within ten (10) days the other parties with copies of all correspondence or notice of assessments received from any taxing authority in connection with any audit or information request with respect to Taxes for which any other party may be liable. Seller shall have the sole right to represent the interests of the Company in any tax audit or administrative or court proceeding to the extent relating to Tax Returns filed by Seller or filed by Buyer to the extent it relates solely to a matter for which Seller has agreed to indemnify Buyer, and employ counsel of its choice at its expense, provided that Seller shall keep Buyer reasonably informed on an ongoing basis. Buyer shall cooperate, and shall cause the Company to cooperate, with Seller, with respect to any Tax audit or administrative or court proceeding referred to in this paragraph. Such cooperation shall include providing prompt notice of any Tax deficiency, assessment or audit relating to the Company or relating to any event for which another party to this Agreement may be liable and all relevant information that is available to Buyer or the

Company, as the case may be, with respect to any such audit or proceeding, making personnel available at reasonable times and, including, without limitation, preparation of responses to requests for information on a timely basis, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of Buyer and the Company.

            (b) The parties agree that any Tax Sharing Agreements will be terminated as to the Company as of the Closing Date and will be of no further force and effect after the Closing Date, and that following the Closing Date the provisions of this Agreement shall apply in lieu thereof.

            (c) Any refunds or credits of Taxes of the Company plus interest paid thereon with respect to taxable periods or portions thereof ending on or before the Closing Date shall be for the account of Seller.

      Section 11.2 Tax Records. No party shall dispose of or destroy any business records or files relating to Taxes or Tax Returns pertaining to the Company until the expiration (with valid extensions) of the applicable statute of limitations, and shall not dispose of or destroy such records without first offering to turn over possession thereof to the other party (at such party's expense) by written notice to such other party at least thirty (30) days prior to the proposed date of such disposition or destruction.

      Section 11.3 Liability of Seller. Except as otherwise provided in this Agreement, Seller shall be liable for and pay all Taxes payable with respect to the assets and operations of the Company for all periods ending on or before December 31, 1995 (and shall, to the extent such Taxes are not satisfied on or before the Closing Date, remain liable therefor), and Buyer shall cause the Company to provide Seller with appropriate information to prepare and file the Tax Returns of the Company for all periods ending on or prior to the Closing Date, and Seller shall be responsible for filing the appropriate Tax Returns with respect to the operations of the Company for all periods ending on or before the Closing Date. Seller shall file on behalf of the Company state Tax Returns for the period ended on the Closing Date for each state for which such a return is permitted to be filed. To the extent that Seller's liability for Taxes, as determined under this Section 11.3 exceeds the tax payments made with respect thereto for periods ending on or before December 31, 1995, such excess shall be paid by Seller to Company. To the extent that the tax payments made with respect to the periods ending on or before December 31, 1995 exceed Seller's liability for Taxes, as determined under this Section 11.3, and the Company receives or has the right to receive a refund of such excess, such excess (i.e., the amount of the refund or credit) shall be paid by the Company, Buyer, the Partnership or AMG to Seller. Seller shall remit payment of any liability under this Section to Buyer within 15 days of notice and demand for payment. In addition, Seller shall indemnify Buyer and its Affiliates and hold them harmless from and against all liability for Taxes and expenses including reasonable accountants' and attorneys' fees arising from its membership in an "affiliated group" (as defined in Section 1504(a) of the Code) prior to the Closing Date under Treasury Regulation Section 1.1502-6 (or similar provisions of state, local, or foreign law) as a transferee or successor, by contract or law.

      Section 11.4 Liability of Buyer and Others. Buyer, AMG, the Company and the Partnership shall be liable for, and shall indemnify Seller and its Affiliates and hold them harmless from and against, all liability for Taxes payable with respect to the assets or operations of the Company (including, without limitation, all income attributable to such assets) for any taxable period ending after December 31, 1995. Seller shall determine the Federal Tax liability for the Company for the period beginning on January 1, 1996 and ending on the Closing Date calculated using the highest marginal corporate tax rate in effect for such period multiplied by the Federal taxable income of the Company for such period. Except as otherwise provided in this Agreement, such taxable income shall exclude taxable income attributable to the Election as defined in
Section 11.7(a) of this Agreement. Buyer, AMG, the Company or the Partnership shall remit payment of any liability under this Section to Seller within 15 days of notice and demand for payment. Buyer and AMG shall also be liable for, and shall indemnify Seller and its Affiliates and hold them harmless on an after-tax basis from and against, all Taxes arising from or attributable to (i) the formation or the operation of the Partnership or the U.K. Partnership, or (ii) the transactions contemplated by the Asset Transfer Agreement or the contribution by the Company of all of the capital stock of its Subsidiary to the U.K. Partnership. Seller will pay any Taxes attributable to the making of the Election (as defined below) and will indemnify AMG, Buyer, the Company, its Subsidiary, the Partnership and the U.K. Partnership against any Loss arising out of any failure to pay such taxes. Notwithstanding the foregoing sentence, Buyer and AMG shall indemnify Seller and its Affiliates, on an after-tax basis, for any Taxes and expenses, including reasonable accountants' and attorneys' fees, arising from or attributable to (i) the formation or the operation of the Partnership or the U.K. Partnership, (ii) the transactions contemplated by the Asset Transfer Agreement or the contribution by the Company of all of the capital stock of its Subsidiary to the U.K. Partnership or (iii) any increase in Taxes payable by Seller and its Affiliates in connection with the deemed sale of assets pursuant to the Election as compared to the Taxes that would have been payable by Seller and its Affiliates if the Election had not been made, except to the extent that such increase is attributable to (a) Seller's tax basis in the stock of the Company being greater than or less than the aggregate tax basis of the assets of the Company immediately prior to the formation of the Partnership or the formation of the U.K. Partnership, (b) the Company having a
Section 481 adjustment, (c) Seller or its Affiliates having net operating or capital losses available to offset the gain from the sale of the stock of the Company that would be recognized by Seller if the Election were not made, and
(d) any part of the gain recognized by the Company as a result of the Election being treated as ordinary income rather than capital gain.

      Section 11.5 Apportionment of Taxes; Transfer Taxes.

            (a) Notwithstanding the provisions of Section 11.3 hereof, all real, personal and intangible property Taxes, or any other similar Tax liability that relates to any period commencing before and ending after the Closing Date, of the Company shall be apportioned between Buyer, the Company and the Partnership (on the one hand) and Seller (on the other hand) in accordance with the principles under Section 164(d) of the Code.

            (b) Buyer, the Company and the Partnership shall pay all sales, use, transfer, filing, conveyance, recording, and other similar Taxes and fees, including without limitation all applicable real estate transfer Taxes and recording fees (collectively, "Transfer Taxes"), arising out of or in connection with the transactions effected pursuant to the Asset Transfer Agreement. The party which has primary responsibility under applicable law for the payment of any particular Transfer Tax shall prepare and file the relevant Tax Return, and notify the other party in writing of the Transfer Taxes shown on such Tax Return and how such Transfer Taxes were calculated, and, if the other party is Buyer, the Company or the Partnership, such party shall reimburse Seller for the amount of such Transfer Taxes in immediately available funds within ten days of receipt of such notice.

      Section 11.6 Payment and Survival of Tax Claims. Any claim for payment of a Tax liability for which a Person is liable under this Article XI shall be paid within thirty (30) days following the receipt of notice of such claim by the party obligated to make such payment. Any claim for indemnification hereunder must be paid within thirty (30) days following the receipt of notice of such claim by the party obligated to indemnify. The representations and provisions of
Article IV, Section 4.17, relating to Taxes and Tax Returns, Section 7.12(e) and this Article XI shall survive the Closing and shall not expire until the expiration (with valid extensions) of the applicable statute of limitations.

      Section 11.7 Election under Sections 338(g) and 338(h)(10) of the Code.

            (a) (a) If Buyer requests, Seller agrees to join with Buyer in making elections under Sections 338(g) and 338(h)(10) of the Code (collectively, the "Election") for federal income tax purposes, but not for state income tax purposes, with respect to the Company.

            (b) Seller and Buyer agree to cooperate fully with respect to the making of the Election. Such cooperation shall include, without limitation, the calculation of Adjusted Grossed-Up Basis, within the meaning of Treas. Reg.
Section 1.338(b)-1, and the allocation of the Purchase Price with respect to the transactions contemplated under this Agreement in accordance with Section 11.7(f) hereof, and the preparation and delivery of any other related documentation required by the applicable taxing authorities.

            (c) Subject to the provisions of Section 11.7(c) hereof, Buyer shall deliver to Seller as soon as practicable after the Closing, a fully-completed and executed IRS Form 8023-A, including all additional data and materials required to be attached to such Form 8023-A pursuant to the Treasury Regulations under Section 338 of the Code. Seller agrees to attach a copy of such Form 8023-A to the consolidated federal income Tax Return in which Seller joins for the taxable period which includes the Closing Date.


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
            (d) Seller and Buyer agree to jointly file Form 8023-A with the IRS in accordance with Section 338 of the Code and the regulations thereunder no later than the 15th day of the ninth month beginning after the month that includes the Closing Date.

            (e) Buyer shall determine with the consent of Seller, (which consent will not be unreasonably withheld) the appropriate allocation of the Purchase Price to the assets conveyed pursuant to this Agreement using a reasonable asset valuation which will be supplied to Seller by Buyer no later than ninety (90) days after the Closing Date. In all events, however, Seller and Buyer agree to consistently report such allocations of the Purchase Price determined by Buyer.

      Section 11.8 Tax Dispute Resolution Mechanism. Any dispute with respect to Sections 11.3, 11.4, 11.5 or 11.7 of this Agreement shall be resolved in accordance with this Section 11.8. The parties will in good faith attempt to negotiate a settlement of the dispute. If the parties are unable to negotiate a resolution of the dispute within thirty (30) days after notice of such dispute is given, in accordance with Section 12.5 hereof, by either party to the other party, the dispute will be submitted to (i) an Independent Accounting Firm mutually agreed-upon by Seller and Buyer, or (ii) if the parties are unable to so agree, an Independent Accounting Firm as selected by lot by a representative of KPMG Peat Marwick LLP in the presence of the parties (the "Tax Dispute Accountants"). The parties will present their arguments to the Tax Dispute Accountants upon submission of the dispute to the Tax Dispute Accountants. The Tax Dispute Accountants will resolve the dispute, in a fair and equitable manner and in accordance with the applicable Tax law, within thirty (30) days after the parties have presented their arguments to the Tax Dispute Accountants, whose decision shall be final, conclusive and binding on the parties. The fees and expenses of the Tax Dispute Accountants will become equally by Seller and Buyer.


                           ARTICLE XII - MISCELLANEOUS

      Section 12.1 Amendment. Except as otherwise expressly provided herein, subject to compliance with applicable law, this Agreement may not be amended, altered or modified except by written instrument executed by the parties hereto affected by any such amendment, alteration or modification; provided, however, that any modification to Section 9.4 shall require the consent of all the parties hereto.

      Section 12.2 Entire Agreement. This Agreement (including Schedules, Exhibits, certificates and lists referred to herein, and any documents executed by the parties simultaneously herewith or pursuant thereto (including, without limitation, the Representation Certificate when executed and delivered) constitutes the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and supersede all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof (other than the Confidentiality Agreement to the extent it does not conflict with the provisions of this Agreement).


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
      Section 12.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitations. The phrases "the date of this Agreement," "the date hereof' and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

      Section 12.4 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      Section 12.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered in person, (b) transmitted by telecopy (with confirmation), (c) two (2) business days following the date on which it is mailed by certified or registered mail (return receipt requested) or (d) one (1) business day following the date on which it is delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

To Seller:

                  Talegen Holdings, Inc.
                  1011 Western Avenue
                  Suite 1000
                  Seattle, Washington 98104
                  Telecopy:  (206) 654-2601
                  Attention:  Richard N. Frasch, Esq.
                              General Counsel

With a copy  to:

                  Skadden, Arps, Slate, Meagher & Flom
                  919 Third Avenue
                  New York, New York 10022
                  Telecopy:  (212) 735-2000
                  Attention:  Peter Allan Atkins, Esq.


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
To Buyer or AMG:

                  First Quadrant Holdings, Inc.
                  c/o Affiliated Managers Group, Inc.
                  Two International Place, 23rd Floor
                  Boston, Massachusetts 02110
                  Telecopy:  (617) 346-7115
                  Attention:  William J. Nutt, President and Chief Executive
                              Officer

With a copy  to:

                  Goodwin, Procter & Hoar
                  Exchange Place
                  Boston, MA 02109
                  Telecopy:  (617) 523-1231
                  Attention:  Richard E. Floor, P.C.

If to a Manager or Management Corporation:

                  To the Manager at the address set forth on such Manager's signature page hereto.

With a copy to:

                  Munger, Tolles & Olson
                  355 South Grand Avenue
                  Los Angeles, CA  90071
                  Telecopy:  (213) 687-3702
                  Attention:  R. Gregory Morgan, Esq.

      Section 12.6 Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns of the parties and such persons. Nothing in this Agreement is intended or shall be construed to confer upon any entity or person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of their Agreement or any part hereof. Except as otherwise provided herein, without the prior written consent of the parties hereto, this Agreement may not be assigned by either of the parties hereto, nor may either of the parties hereto delegate any of their obligations hereunder (except, in either case, that Buyer may assign any of its rights or duties hereunder to AMG).

      Section 12.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.


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
      Section 12.8 No Prejudice. This Agreement has been jointly prepared by the parties hereto and the terms hereof shall not be construed in favor of or against any party on account of its participation in such preparation.

      Section 12.9 Governing Law. This Agreement, the legal relation between the parties, and the adjudication and the enforcement thereof, shall be governed by and interpreted and construed in accordance with the substantive laws of the State of New York, without regard to the choice of law principals thereof.

      Section 12.10 Specific Performance. Each of the parties hereto acknowledges and agrees that the other party hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto agrees that they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which either of the parties may be entitled, at law or in equity.

      Section 12.11 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                           [INTENTIONALLY LEFT BLANK]


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
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.


SELLER:                             TALEGEN HOLDINGS, INC.,
                                    a Delaware corporation


                                    By:/s/ Richard N. Frasch
                                       -----------------------------------------
                                       Name: Richard N. Frasch
                                       Title:  Secretary


BUYER:                              FIRST QUADRANT HOLDINGS, INC., a
                                    Delaware corporation


                                    By:/s/ William J. Nutt
                                       -----------------------------------------
                                       Name: William J. Nutt
                                       Title:


AMG:                                AFFILIATED MANAGERS GROUP, INC.,
                                    a Delaware corporation


                                    By:/s/ William J. Nutt
                                       -----------------------------------------
                                       Name: William J. Nutt
                                       Title: President and Chief Executive
                                              Officer


MANAGERS:                           /s/ Robert D. Arnott
                                    --------------------------------------------
                                    Name:  Robert D. Arnott


                                    /s/ Robert Brown
                                    --------------------------------------------
                                    Name:  Robert Brown


                                    /s/ William A.R. Goodsall
                                    --------------------------------------------
                                    Name: William A. R. Goodsall


                                    /s/ R. Max Darnell
                                    --------------------------------------------
                                    Name:  R. Max Darnell

                                    /s/ Curt J. Ketterer
                                    --------------------------------------------
                                    Name:  Curt J. Ketterer


                                    /s/ David J. Leinweber
                                    --------------------------------------------
                                    Name: David J. Leinweber


                                    /s/ Robert M. Lovell, Jr.
                                    --------------------------------------------
                                    Name: Robert M. Lovell, Jr.


                                    /s/ Christopher G. Luck
                                    --------------------------------------------
                                    Name: Christopher G. Luck


                                    /s/ Timothy S. Meckel
                                    --------------------------------------------
                                    Name: Timothy S. Meckel

MANAGEMENT CORPORATIONS:


                                    R.D. ARNOTT CORPORATION


                                    By:/s/ Robert D. Arnott
                                       -----------------------------------------
                                       Robert D. Arnott
                                       President


                                    CULONBOIS CORPORATION


                                    By:/s/ Curt J. Ketterer
                                       -----------------------------------------
                                       Curt J. Ketterer
                                       President


                                    LUCK MONSTER CORPORATION


                                    By:/s/ Christopher G. Luck
                                       -----------------------------------------
                                       Christopher G. Luck
                                       President

                                    AYPWIP CORPORATION


                                    By:/s/ David J. Leinweber
                                       -----------------------------------------
                                       David J. Leinweber
                                       President


                                    R.M. DARNELL CORPORATION


                                    By:/s/ Max Darnell
                                       -----------------------------------------
                                       Max Darnell
                                       President


                                    T.S. MECKEL RUHESTANDS
                                    CORPORATION


                                    By:/s/ Timothy S. Meckel
                                       -----------------------------------------
                                       Timothy S. Meckel
                                       President


                                    LOVELL, INC.


                                    By:/s/ Robert M. Lovell, Jr.
                                       -----------------------------------------
                                       Robert M. Lovell, Jr.
                                       President